   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1997


                                                      REGISTRATION NO. 333-15129

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                             AMENDMENT NUMBER 1 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  SCOOP, INC.

                 (Name of Small Business Issuer in its Charter)

           DELAWARE                          7375                  33-0726608
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                         2540 RED HILL AVE., SUITE 100
                          SANTA ANA, CALIFORNIA 92705
                                 (714) 225-6000

                         (Address and Telephone Number
                        of Principal Executive Offices)


                              DANIEL L. PELEKOUDAS
                                GENERAL COUNSEL
                         2540 RED HILL AVE., SUITE 100
                          SANTA ANA, CALIFORNIA 92705
                                 (714) 225-6000


              (Address and Telephone Number of Agent for Service)
                            ------------------------

                                   COPIES TO:


       WILLIAM J. CERNIUS, ESQ.                   STEVEN J. INSEL, ESQ.
           Latham & Watkins               Jeffer, Mangels, Butler & Marmaro LLP
  650 Town Center Drive, 20th Floor        2121 Avenue of the Stars, 10th Floor
     Costa Mesa, California 92626             Los Angeles, California 90067
            (714) 540-1235                            (310) 203-8080


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

                                                        (CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(CONTINUED FROM PREVIOUS PAGE)

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------.


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



    Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Representative Warrant and the Consultant Warrants.


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

    This Registration Statement contains two Prospectuses.


    The first Prospectus forming a part of this Registration Statement is to be used in connection with the underwritten public offering of 1,495,000 shares of the Registrant's Common Stock (including 195,000 shares of Common Stock subject to the Underwriters' over-allotment option), and immediately follows this page.



    The second Prospectus forming a part of this Registration Statement is to be used in connection with the sale from time to time by certain selling security holders of 1,205,152 shares of Common Stock which are currently outstanding and 200,000 shares of Common Stock issuable by the Company upon exercise of the Consultant Warrants. The second Prospectus will consist of (i) pages SS-1 and SS-2, the front cover page and inside front cover page of the second Prospectus,
(ii) pages 3 through 57 of the first Prospectus (other than the sections entitled "Resale of Outstanding Securities" and "Underwriting") and pages F-1 through F-15 of the first Prospectus, (iii) pages SS-3 and SS-4 (which will appear in place of the section entitled "Resale of Outstanding Securities"),
(iv) page SS-5 (which will appear in place of the section entitled "Underwriting") and (v) page SS-6, the back cover page of the second Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1997



PROSPECTUS                     1,300,000 SHARES


                                 SCOOP, INC.

                                [SCOOP LOGO]

                                 COMMON STOCK
                             --------------------


    All of the shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby are being offered by Scoop, Inc. (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock and there can be no assurance that such a market will exist after the Offering. It is currently estimated that the initial public offering price will be between $5.00 and $6.00 per share. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiation between the Company and Shamus Group, Inc. (the "Representative"), as representative of the several underwriters (the "Underwriters"). See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq SmallCap Market subject to official notice of issuance under the symbol "SCPI."



      THE COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF
        RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND
             "DILUTION" BEGINNING ON PAGES 8 AND 21, RESPECTIVELY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL
              OFFENSE.

                                                                  UNDERWRITING
                                                   PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                    PUBLIC       COMMISSIONS(1)     COMPANY(2)
Per Share.....................................         $                $                $
Total(3)......................................         $                $                $


(1) Does not include (a) a non-accountable expense allowance payable to the Representative, or (b) the value of a five-year warrant granted to the Representative to purchase up to 130,000 shares of Common Stock at 120% of the initial public offering price per share of Common Stock (the "Representative Warrant"). For indemnification and contribution arrangements with the Underwriters, see "Underwriting."



(2) Before deducting Offering expenses payable by the Company estimated at $768,000, including the Representative's non-accountable expense allowance. See "Underwriting."



(3) The Company has granted to the Underwriters a 45-day option to purchase up to an aggregate of 195,000 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If all such shares of Common Stock are purchased, the Total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $        ,
    $        and $        , respectively.



    The Common Stock is offered by the several Underwriters in a firm commitment underwriting when, as and if delivered to and accepted by them and subject to their right to withdraw, cancel or modify the Offering and reject any order in whole or in part. It is expected that delivery of the certificates for the
shares of Common Stock will be made on or about          , 1997.

                            ------------------------


                                     [LOGO]

                 The date of this Prospectus is          , 1997

                                   [GRAPHICS]


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BID PROVISIONS AND OTHER SUCH TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."



    The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent auditors and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE MERGER OF THE COMPANY WITH SCOOP, INC., A CALIFORNIA CORPORATION, ("SCOOP CALIFORNIA") WHICH WILL BE EFFECTED PRIOR TO THE OFFERING IN ORDER TO REINCORPORATE SCOOP CALIFORNIA IN THE STATE OF DELAWARE (THE "REINCORPORATION"), (II) REFLECTS THE 1,006.654-FOR-ONE STOCK SPLIT OF THE COMMON STOCK EFFECTED IN MAY 1996 AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE REPRESENTATIVE WARRANT OR ANY OF THE WARRANTS OR OPTIONS OUTSTANDING IMMEDIATELY PRIOR TO THE OFFERING. SEE "DESCRIPTION OF CAPITAL STOCK--WARRANTS," "MANAGEMENT--STOCK INCENTIVE PLAN" AND "UNDERWRITING." SINCE THE COMPANY WAS RECENTLY FORMED TO EFFECT THE REINCORPORATION, REFERENCES IN THIS PROSPECTUS TO THE HISTORICAL ACTIVITIES OF THE COMPANY ARE REFERENCES TO THE ACTIVITIES OF SCOOP CALIFORNIA AND NEWSMAKERS INFORMATION SERVICES, INC., ITS WHOLLY-OWNED SUBSIDIARY WHICH WAS MERGED INTO SCOOP CALIFORNIA IN NOVEMBER 1996.


                                  THE COMPANY


    Scoop, Inc. (the "Company") is in the process of developing SCOOP!, an Internet-delivered business information service designed to enable customers to efficiently satisfy their daily information needs. SCOOP! customers will have access to an extensive array of well-recognized news and information sources which the Company licenses from UMI Company ("UMI"), a wholly-owned subsidiary of Bell & Howell Operating Company ("Bell & Howell") and one of the world's leading aggregators of articles from newspapers, periodicals and other information sources. SCOOP! is designed to provide users with three distinct information tools: (i) a personalized electronic newspaper feature which provides current information tailored to the individual user's preferences (the "Alert" service), (ii) research tools for efficient retrieval of information from the Company's licensed content databases and (iii) Web navigation tools for accessing information available on the Internet's World Wide Web (the "Web").



    The Company's proprietary Scoop SmartGuide-TM- ("SCOOP SMARTGUIDE") technology, which is presently being developed, will be the foundation for the SCOOP! business information service. The SCOOP SMARTGUIDE technology will enable customers to structure profiles to track industry developments or obtain information pertaining to companies, products or other topics of interest to the customers. Based on these customer-defined profiles, the SCOOP SMARTGUIDE technology will search a variety of dynamic databases and present customers with customized Alert reports comprised of brief abstracts sorted in order of relevancy. Customers will be able to skim the article abstracts, select articles of interest and retrieve full-text versions for immediate review or storage on their computers for later review. Customers also will be able to perform additional research on companies or subjects of interest by searching deeper in the Company's licensed content databases or through hyperlinks established by the SCOOP SMARTGUIDE technology from the databases to specific information sources, such as company home pages, publicly available on the Web.



    If development is successful, the Company plans to introduce and proliferate SCOOP! as a branded service to corporate, professional, small office/home office ("SOHO") and other users primarily through alliances with large, well-established providers of Internet services. The Company intends to obtain customers by accessing and attracting users from the existing customer bases of its distribution partners. The Company believes that its partner distribution strategy will provide the Company with a cost-effective marketing alternative to the more capital intensive marketing programs aimed at individual users. Although the Company has initiated discussions with several prospective strategic distribution partners, to date there are no agreements between the Company and any such parties. No assurances can be given that the Company will be successful in entering into any such agreements or implementing its distribution strategy or that the Company will be successful in its efforts to attract and retain customers of its distribution partners. See "Risk Factors--Dependence on Potential Strategic Distribution Partners."

    Through SCOOP! the Company will offer customers access to content from a broad range of worldwide news and information sources, including well-recognized publications such as THE WASHINGTON POST, FORBES, WIRED and THE NEW ENGLAND JOURNAL OF MEDICINE. The Company anticipates that over 3,000 worldwide news and information sources will be available through SCOOP!, including national and regional domestic newspapers, international newspapers, magazines, financial journals, industry journals, trade publications, general business publications, newswires and press release services. The SCOOP! information sources will be comprised of selections from UMI's database, which includes approximately 11 million proprietary abstracts and rights to full text and full image content from over 7,000 newspapers, 18,000 periodicals and 1.2 million dissertations and other materials, including company profiles. The Company expects that a substantial portion of its news sources (e.g., newswires) will be continuously updated, enabling SCOOP! users to obtain current information on a timely basis through customized Alert reports.



    The Company initially will derive all of its content from its license agreement with UMI. See "Risk Factors--Dependence on UMI Content." The UMI license agreement gives the Company the right to resell through SCOOP! the vast majority of the "current" content (i.e., content less than six months old) which is available for electronic distribution through UMI and its subsidiaries, including DataTimes Corporation. The Company has limited exclusive third-party reselling rights with respect to the distribution of certain UMI content via specified alert-based Internet delivery systems. The Company intends to explore additional areas for enhancing its strategic relationship with UMI, including technology sharing, joint product development and co-marketing efforts. In connection with entering into the UMI license agreement, the Company issued Bell & Howell a three-year warrant to acquire a significant interest in the Company. Under the warrant, Bell & Howell has the right to purchase 550,000 shares of Common Stock at any time through October 1999 at prices ranging from $6.50 to $15.00 per share and Bell & Howell may purchase up to an additional 200,000 shares of Common Stock if it exercises part of the warrant by September 1997. See "Business--UMI Relationship," "Principal Stockholders" and "Description of Capital Stock--Warrants."



    The Company intends to initially launch an electronic mail version of the SCOOP! information service in the second quarter of 1997. The Company currently plans to launch the Internet version of SCOOP! in the fall of 1997. Following commercial launch, the Company expects to generate revenue from SCOOP! primarily through transaction-based fees, such as fees customers will be charged to obtain full text versions of articles. The Company believes its transaction-based pricing structure will encourage corporate decision makers and other professionals to use the SCOOP! service because customers will be charged only for the information they select to satisfy their needs. The Company may also generate revenue in the future by selling advertising targeted to reach customers based on their individualized search profiles. No assurance can be given that the Company will be successful in completing development of SCOOP!, in operating the SCOOP! service or in generating revenue from SCOOP!. Any significant failure by the Company in developing or marketing SCOOP! in a timely manner or in operating the SCOOP! service will have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Lack of Operating History; Unproven Business Strategy," "--Failure to Develop Service or Obtain Market Acceptance," "--History of Operating Losses; Anticipation of Continuing Losses" and "--Ability to Continue as a Going Concern."



    As the Company pursues the development and marketing of SCOOP!, the Company also intends to continue to expand and generate sales from its NewsMakers business information product line. The NewsMakers product line promotes the reproduction, re-use and re-sale of articles from newspapers, magazines and on-line publications. NewsMakers products include customized media reprints, FAMEFRAME wall displays and lucite NEWSCUBE desk displays of published articles. NewsMakers has been the exclusive provider of reproduction and reprint services for Investors Business Daily ("IBD") since August 1995 and recently entered into an exclusive agreement to provide the same services for The Motley Fool, an Internet-based investment-oriented publication. The Company's license agreement with UMI also enables NewsMakers to utilize UMI's content for media reprints and other NewsMakers products. NewsMakers products generated net sales of approximately $1,395,900 during the year ended December 31, 1996, a 44.1% increase over the prior year. Currently, the Company derives all of its sales of business information products through its NewsMakers department. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The predecessor to the Company, Scoop California, was incorporated in California in May 1990. The Company was incorporated in the State of Delaware on October 11, 1996 as part of the Reincorporation to be completed prior to the Offering. The Company's offices are located at 2540 Red Hill Avenue, Suite 100, Santa Ana, California 92705 and its telephone number is (714) 225-6000. The Company's Web site is accessible via "http://www.scoopnews.com" Information on the Company's Web site is not a part of this Prospectus.



    NewsMakers and FAMEFRAME are registered trademarks of the Company. SCOOP!, SCOOP SMARTGUIDE, SCOOP INFORMATION SERVICES, the SCOOP logo, MEDIAALERT, HEALTH ALERT, and NEWSCUBE are also trademarks of the Company. All other company or product names included in this Prospectus are trademarks or registered trademarks of their respective owners.

                                  THE OFFERING


Common Stock Offered by the Company.....................  1,300,000 shares
Common Stock Outstanding After the Offering.............  5,052,497 shares (1)
Use of Proceeds by the Company..........................  For working capital and other general corporate purposes including product development, sales and marketing
                                                          expenses, repayment of debt, capital expenditures,
                                                          initiation of SCOOP! operations center and to fund
                                                          anticipated operating losses.
Proposed Nasdaq SmallCap Symbol.........................  SCPI
Risk Factors............................................  An investment in the Common Stock is highly speculative and involves a high degree of risk and immediate
                                                          substantial dilution. The Company has a history of
                                                          operating losses and anticipates continuing losses. See
                                                          "Risk Factors" and "Dilution."
Common Stock Being Registered for the Account of Selling
  Security Holders......................................  1,205,152 shares of outstanding Common Stock and 200,000 shares of Common Stock issuable by the Company upon the
                                                          exercise of warrants issued to certain consultants of
                                                          the Company (the "Consultant Warrants") are being
                                                          registered and may be sold by certain selling security
                                                          holders (the "Selling Security Holders"). The 1,405,152
                                                          shares of Common Stock registered on behalf of the
                                                          Selling Security Holders are sometimes collectively
                                                          referred to herein as the "Selling Security Holders'
                                                          Shares." The Selling Security Holders' Shares are not
                                                          being underwritten in this Offering and the Company will
                                                          not receive any proceeds from the sale of the Selling
                                                          Security Holders' Shares. The Selling Security Holders
                                                          have agreed that, except for 28,302 shares subject to a
                                                          ninety-day lock-up, none of the Selling Security
                                                          Holders' Shares may be sold, pledged or otherwise
                                                          transferred during the twelve-month period following the
                                                          effective date of this Prospectus without the prior
                                                          written consent of the Representative. See
                                                          "Underwriting," "Risk Factors--Possible Adverse Effect
                                                          of Future Sales of Securities on Market Price," and
                                                          "Resale of Outstanding Shares."


------------------------


(1) Excludes 622,500 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 1996 under the Company's Stock Incentive Plan.

                             SUMMARY FINANCIAL DATA

    The following Summary Financial Data is derived from and should be read in conjunction with the Company's financial statements and the related Notes thereto included elsewhere in this Prospectus.


                                                                                        YEAR ENDED
                                                                                       DECEMBER 31,
                                                                         -----------------------------------------
                                                                             1994          1995          1996
                                                                         ------------  ------------  -------------
STATEMENTS OF OPERATIONS:
Net Sales(1)...........................................................  $    943,500  $    968,600  $   1,395,900
Cost of Sales..........................................................       412,000       534,100        833,200
                                                                         ------------  ------------  -------------
  Gross Profit.........................................................       531,500       434,500        562,700
Operating Expenses:
  Research and development.............................................        64,300       186,600        601,700
  Selling and marketing................................................        69,600       175,100        396,500
  General and administrative...........................................       597,600       637,900      1,710,300
                                                                         ------------  ------------  -------------
    Total Operating Expenses...........................................       731,500       999,600      2,708,500
                                                                         ------------  ------------  -------------
Operating loss.........................................................      (200,000)     (565,100)    (2,145,800)
Interest expense, net..................................................        18,600        36,000         21,500
                                                                         ------------  ------------  -------------
Loss before provision for income taxes.................................      (218,600)     (601,100)    (2,167,300)
Provision for income taxes.............................................         1,600         1,600          1,600
                                                                         ------------  ------------  -------------
Net loss...............................................................  $   (220,200) $   (602,700) $  (2,168,900)
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
Net loss applicable to common stock(2).................................                              $  (2,283,900)
Net loss per common share(2)......................................... .  $       (.04) $       (.12) $        (.62)
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
Weighted average common shares outstanding(2)..........................     5,492,000     4,863,000      3,673,000
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------



                                                                                    DECEMBER 31, 1996
                                                                        ------------------------------------------
                                                                                                           AS
                                                                           ACTUAL      PRO FORMA(3)   ADJUSTED(4)
                                                                        -------------  -------------  ------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................................  $     262,400   $   262,400   $  5,929,600
Working capital.......................................................       (402,600)     (402,600)     5,264,600
Total assets..........................................................        971,800       971,800      6,639,000
Current liabilities...................................................        983,800       983,800        983,800
Long term obligations.................................................        139,000       139,000        139,000
Redeemable Shares.....................................................      2,302,500       --             --
Stockholders' (deficit) equity........................................     (2,453,500)     (151,000)     5,516,200


------------------------------


(1) The Company currently derives all of its net sales from its NewsMakers product line. To date, no revenue has been derived from the Company's SCOOP! service. See "Risk Factors--Lack of Operating History; Unproven Business Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.



(2) See Note 1 of Notes to Financial Statements for information concerning the calculation of net loss applicable to common stock and net loss per share.



(3) Adjusted to give effect to (i) the sale of 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds" and (ii) the termination of the mandatory redemption rights associated with the Redeemable Shares upon the closing of the Offering. See Note 5 to Notes to Financial Statements.



(4) Adjusted to give effect to (i) the sale of 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds" and (ii) the termination of the mandatory redemption rights associated with certain shares of Common Stock (the "Redeemable Shares") upon the closing of the Offering. See Notes 1 and 5 of Notes to Financial Statements.

                                  RISK FACTORS

    INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL PURCHASERS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.


    LACK OF OPERATING HISTORY; UNPROVEN BUSINESS STRATEGY. Since the Company commenced business operations in 1990, substantially all of the Company's revenue has been generated from sales of NewsMakers business information products. During the past year, the Company has focused considerable time and effort and expended significant financial resources on developing its SCOOP SMARTGUIDE technology and the related SCOOP! service. Although the Company intends to continue to generate revenue from the NewsMakers product line, the Company's principal business strategy is to pursue the development and marketing of its SCOOP! service. The Company is not presently generating any revenue from SCOOP! because it has not yet been commercially released, and no assurances can be given that the Company will be successful in marketing SCOOP! when it is commercially released. The Company has no operating history relating to Internet-delivered business information services upon which an evaluation of the Company and its prospects in such area of business can be based. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services. To address these risks, the Company must, among other things, complete the development of its SCOOP SMARTGUIDE technology and SCOOP! service in a timely manner, implement and execute its principal sales and marketing strategy, attract strategic distribution partners, attract and motivate qualified personnel, respond to competitive developments, constantly upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will successfully address such risks or implement its business plan.



    HISTORY OF OPERATING LOSSES; ANTICIPATION OF CONTINUING LOSSES. The Company reported net losses of approximately $602,700 and $2,168,900 for 1995 and 1996, respectively. See "Selected Financial Data." In addition, at December 31, 1995 and 1996, the Company had an accumulated deficit of approximately $928,900 and $3,374,100, respectively, and a stockholder deficit of approximately $914,400 and $2,453,500, respectively. The Company also had a working capital deficit of approximately $955,000 and $402,600 at December 31, 1995 and 1996, respectively. See the Company's financial statements and related Notes thereto included elsewhere in this Prospectus. The Company has continued to realize losses since December 31, 1996 and has significantly increased, and expects to continue to increase, its operating expenses before it will have any significant increase in its operating revenue. As a result of the foregoing factors, the Company expects to continue to incur significant losses unless and until it is able to successfully launch and market its SCOOP! service. Finally, the Company's cash flow has been principally the result of financing activities rather than operating activities. There can be no assurance that the Company will ever achieve significant revenue or profitable operations. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Financial Statements and related Notes thereto included elsewhere in this Prospectus.



    ABILITY TO CONTINUE AS A GOING CONCERN. In light of the Company's continuing losses, the Company's ability to continue as a going concern is dependant upon future events, including the successful development and market acceptance of its products and its ability to secure additional sources of financing. The Company's independent auditor has stated in its opinion that these factors raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related Notes thereto included elsewhere in this Prospectus.

    NEED FOR FUTURE FINANCING; RISK OF FUTURE DILUTION. The Company estimates that the net proceeds of the Offering, in conjunction with other financial resources, will be sufficient to satisfy the Company's anticipated working capital and capital expenditure requirements for the next nine months. The Company's operating plan anticipates that at the end of such nine-month period, the Company will likely require substantial additional capital. Moreover, if the Company experiences unanticipated cash requirements during the nine-month period or experiences delays in the development and marketing of its SCOOP! business information service, the Company will require additional capital to fund its operations, continue research and development programs, and commercialize any products that may be developed. Thereafter, the Company may be required from time to time to seek additional financing to fund operating losses and finance its business strategy, including product development, expansion of sales and marketing and capital expenditures. The Company may attempt to meet its capital requirements by incurring indebtedness, issuing debt or equity securities, or a combination thereof, any of which could result in substantial dilution to the Company's existing stockholders. There can be no assurance, however, that funds will be available on terms favorable to the Company, that such funds will be available when needed, or that the Company will have adequate cash flows from operations for such requirements. Incurrence of debt or issuance of equity securities could have an adverse effect on the price of the Common Stock, could restrict the Company's ability to pay dividends and could result in further dilution to existing investors. See "--History of Operating Losses; Anticipation of Continuing Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    DEPENDENCE ON POTENTIAL STRATEGIC DISTRIBUTION PARTNERS. The Company's principal marketing strategy is to market its products primarily through alliances which the Company will attempt to establish with large, well-established strategic distribution partners with existing customer bases. The Company has not yet entered into any definitive agreements relating to the establishment of any strategic distribution relationship and no assurance can be given that the Company will be able to attract any such prospective strategic distribution partners. Even if the Company establishes contractual relationships with one or more strategic distribution partners, the Company will need to attract users of the SCOOP! service from the existing customer bases of such strategic distribution partners. The failure of the Company to enter into strategic distribution partnership relationships or to attract and retain customers from the existing customer bases of any strategic distribution partner would materially adversely affect the Company and its financial condition, results of operation and future prospects. Moreover, if the Company's marketing arrangements and activities with any company with which it hereafter enters into an alliance or other strategic distribution partnership arrangement were subsequently to be lessened, curtailed or otherwise modified, the Company may not be able to replace or supplement such marketing efforts alone or with other companies. If any of such companies were to reduce their joint marketing activities with the Company, develop and market their own business information service, market business information products developed by competitors of the Company or cease to jointly market the Company's business information service, the Company's business, results of operations and financial condition would be materially adversely effected. See "Business--Sales and Marketing Strategy."



    FAILURE TO DEVELOP SERVICE OR OBTAIN MARKET ACCEPTANCE. The Company believes that its future success will be largely dependent upon its ability to develop its SCOOP! service and deliver high quality, uninterrupted access to its service on the Internet. The Company's SCOOP SMARTGUIDE technology, which is the foundation of the SCOOP! service, is currently being developed and there can be no assurance that the SCOOP SMARTGUIDE technology will prove to actually perform as it has been conceptualized and designed. There can be no assurance that the Company will not experience difficulties that could delay or prevent the introduction and marketing of its SCOOP! service or that SCOOP! will meet the requirements of the Internet marketplace and achieve or maintain market acceptance. If the Company is unable to develop its SCOOP! service as conceptualized on a timely basis, to operate the service to support any actual usage, or if its SCOOP! service does not achieve or maintain market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

    RISK OF SYSTEM FAILURE. In connection with the establishment of the SCOOP! service, the Company will be required to expand its network, integrate new and emerging technologies and equipment, and will experience growth in data traffic. As a result, there will be increased stress placed upon the Company's network hardware and traffic management systems and therefore an increased risk of system failure. The Company's network will also be vulnerable to damage from fire, earthquakes, power loss, telecommunications failures and similar events. There can be no assurance that the Company will not experience partial or total failures of its network. Significant or prolonged system failures could damage the reputation of the Company and result in the loss of customers or its information content licenses either of which would have a material adverse effect on the Company.



    DEPENDENCE ON UMI CONTENT. The success of the Company's business plan is dependent on its ability to provide customers with access to a wide variety of information sources. The Company's right to provide such access will be based on license agreements between the Company and information content providers. The Company will initially derive all of its content from UMI. The Company's agreement with UMI, which presently expires in October 1999, provides for automatic renewal for one-year periods unless notice of termination is provided before the end of the term or any extension thereof by either party. The Company's agreement with UMI may also be terminated if the Company fails to fulfill its obligations under such agreement. Such obligations include guaranteed minimum annual royalty payments of approximately $296,000 in 1997, $570,000 in 1998 and $652,500 in 1999. In addition, in order to maintain the Company's limited exclusive third-party reselling rights with respect to the distribution of certain UMI content, the Company must make additional minimum royalty payments of at least $200,000 in year one, $400,000 in year two, and $600,000 in year three of the contract. UMI and other content providers compete, or may in the future compete, with one another and, to some extent, with the Company for customers. Termination or non-renewal of the Company's license with UMI, or with any other significant information providers with which the Company may contract in the future, would significantly decrease the news and information which the Company could offer its customers and would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, fees payable to UMI and any other future information content providers will constitute a significant portion of the Company's cost of sales. If the Company is required to increase the fees payable to UMI or any other future information providers, such increased fee payments would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--UMI Relationship."



    IMMEDIATE SUBSTANTIAL DILUTION. At an assumed initial public offering price of $5.50 per share, purchasers of the shares of Common Stock offered hereby will experience immediate substantial dilution of approximately 80.4% or $4.42 per share of Common Stock from the initial public offering price. New investors in the Company will have contributed approximately 70.2% of the total consideration paid for Common Stock of the Company but will own only approximately 25.7% of the Common Stock outstanding at the consummation of the Offering. As a result, new investors in the Company will bear most of the risk of loss. See "Dilution."



    ESTABLISHED COMPETITORS AND INTENSE COMPETITION. The market for business information services, including Internet information products and services, is intensely competitive and rapidly changing. Participants in this market range from extremely large and well-capitalized companies to smaller competitors as there are no substantial barriers to entry into such market. The Company's direct competitors for its Internet and Web-based business information service will include Individual, Inc., DeskTop Data, and M.A.I.D. Plc. The Company may also compete, directly or indirectly, for customers and/or information content sources with the following categories of companies: (i) connectivity providers of telephone, cable, wireless and/or other means of accessing the Internet, (ii) large, well-established news and other information providers, such as Dow Jones & Company, Inc., Knight-Ridder, Inc. ("Knight-Ridder"), Pearson Plc, Reed Elsevier Plc. ("Lexis/Nexis"), Reuters America, Inc., and Thompson Financial Networks, Inc., (iii) traditional print media companies that are increasingly searching for opportunities for providing news online, including through the establishment of Web sites on the Internet, (iv) providers of network-based software systems such as Lotus Development Corporation and Microsoft Corporation, which have allied, or may in the future ally, with competing news and other information providers, (v) third party providers of software which allows PC users to aggregate and filter a variety of news feeds, (vi) consumer online services such as America Online, GEnie CompuServe and Prodigy, (vii) Internet-based news distributors such as ClariNet Communications Corp., Marimba Inc.'s Castanet and the PointCast Network, (viii) search engine providers such as Digital Equipment's Alta Vista Corporation, Excite, Inc., Infoseek Corporation, Lycos, Inc., Verity, Inc. and Yahoo!, Inc., and (ix) companies that offer space for advertising on the Web, including content Web sites.



    Substantially all of the Company's potential competitors have longer operating histories, significantly greater financial, technical and marketing resources and greater name recognition than the Company. Many of these competitors are already well established in the Internet marketplace and therefore have a significant competitive advantage. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their information services and products than the Company. There can be no assurance that the Company's potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements.



    Some of the Company's potential competitors own all or a substantial part of the information content in their databases. The Company does not own any of its content and therefore must license content from providers at substantial cost. Competitors who own their own information have no license fee obligation on their own information, and may limit or preclude access by the Company to their information, which gives such competitors a pricing or other competitive advantage over the Company.



    The Company believes that the overall cost to the consumer of retrieving useful information through an online service is an important competitive factor. This cost includes such elements as subscription fees, usage fees, online charges and other items. The Company could be required to reduce its anticipated transaction fees or otherwise alter its anticipated pricing structure in response to competitive pressures.



    Increased competition on the basis of price, depth and breadth of services and data sources or other factors could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect the Company's future business, results of operations or financial condition. There can be no assurance that the Company will be able to compete successfully against its competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition. If the Company is unable to compete successfully against its competitors, the Company's business, results of operations and financial condition will be materially adversely effected.



    DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET. The Internet, and particularly the Web, has created a potential market for the Company's business information service which has only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed a wide variety of products and services for communication and commerce. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for new products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, quality of service and ease of use and access) remain unresolved and may impact the growth of Internet and Web use. There can be no assurance that commerce over the Internet will become widespread, or that services developed by the Company for use on the Internet will become accepted. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant to adopt a new strategy that could make their existing products and infrastructure obsolete. In addition, there can be no assurance that individual business, professional, SOHO or other potential customers will adopt the Web for online commerce and communication. If the Internet market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company's business, operating results and financial condition could be materially adversely effected. See "Business--Industry Overview."



    RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS. The market for Internet services and products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in large part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to finalize the development of its SCOOP! business information service, to enhance its service, to develop new services that meet changing customer needs, to advertise and market its business information services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing SCOOP! or new business information services or enhancing its business information services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the compatibility and interoperability of its business information services with products, services and architectures offered by various other companies. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that information products or technologies developed by others will not render the Company's business information products or technology uncompetitive or obsolete.



    MANAGEMENT OF GROWTH; NEED TO EXPAND RESOURCES AND INFRASTRUCTURE.   Upon
completion of this Offering, to the extent the Company is successful in expanding its business, the resulting growth will place a significant strain on the Company's financial, management and other resources. As the Company grows and commences the commercial release of its business information services via the Internet, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. The Company believes that it will need, both in the short term and the long term, to hire additional qualified administrative, management and financial personnel. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. The Company may also make additional investments in capital equipment to expand its business. No assurances can be given that these new systems will be implemented successfully or that the Company's management will manage growth effectively, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.



    SECURITY RISKS. Despite the Company's network security measures, which will consist primarily of periodic monitoring of the Company's external network and password-protecting certain administrative functions, the Company's computer-based infrastructure will be vulnerable to computer viruses, break-ins, vandalism and similar disruptive problems which may be caused by customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of information stored in the Company's computer systems, which may deter potential customers. Persistent security problems continue to plague public and private data networks. Recent break-ins reported in the press and otherwise have reached computers connected to the Internet and have included incidents involving "hackers" who bypassed protective firewalls by posing as trusted computers and then stole, deleted or altered information. Alleviating problems caused by computer viruses, break-ins or other problems caused by third parties may require significant expenditures of capital and resources by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of potential customers may inhibit the growth of the Internet service industry in general and the Company's potential customers and revenue in particular. See "Business--Security Measures."

    DEPENDENCE ON PROPRIETARY TECHNOLOGY, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS; RISKS OF THIRD PARTY CLAIMS FOR INFRINGEMENT. The Company's ability to effectively compete will largely depend on its ability to protect its proprietary technology in general and its SCOOP SMARTGUIDE technology, which is still under development, in particular. The Company does not presently own any patents and does not have any patent applications pending. The Company relies on a combination of trademarks, copyrights, trade secret laws, contractual restrictions and, in the future, possibly patent laws, to establish and protect its technology and other intellectual property. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, there can be no assurance that licenses for any additional intellectual property that might be required for the Company's business information service to be or remain competitive will be available on reasonable terms, if at all. Although the Company does not believe that its technology and business information service infringe the proprietary rights of any third parties, and no third parties have asserted patent infringement or other claims against the Company, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims would not be successful. Patents have recently been granted on fundamental technologies in the communications and multimedia areas, and patents may issue which relate to fundamental technologies incorporated in the Company's SCOOP SMARTGUIDE technology. Because patent applications in the United States are not publicly disclosed until the patents issue, patent applications may have been filed which, if issued as patents, could relate to the Company's SCOOP SMARTGUIDE technology. In addition, participants in the Company's industry also rely upon trade secret law. The Company could incur substantial costs and diversion of its management's time and energy with respect to the defense of any claims relating to proprietary rights which, in turn, could have a material adverse effect on the Company's business, financial condition and result of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to provide its business information products in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition or results of operations.



    DEPENDENCE UPON INVESTOR'S BUSINESS DAILY. The Company presently derives approximately 48% of its annual net sales from the sale of NewsMakers business information products and services through its relationship with Investor's Business Daily. If the agreement between the Company and Investor's Business Daily is terminated or the sales generated through such relationship otherwise materially decrease, there is no assurance that the Company can replace lost revenue from NewsMakers, which would have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Pricing and Customers."


    RISK OF THREATENED LITIGATION. The Company has been threatened with the commencement of a lawsuit in connection with a letter executed in August 1995 by NewsMakers Information Services, Inc., the Company's former subsidiary, and Immedia Net ("Immedia Net"), a corporation owned and controlled by Michael F. Arrigo. The letter outlined the mutual understandings regarding the proposed establishment of a new corporation which was to be owned 50% by the NewsMakers subsidiary and 50% by Immedia Net and which was to be organized to take advantage of new business opportunities. Among other things, the letter contemplated that the new corporation would be a distributor of content obtained by the Company through one of its licenses in connection with the provision of online services. Management believes the letter contemplated the negotiation, execution and delivery of a definitive final written agreement and other documents by the parties. The relationship between the NewsMakers subsidiary, on the one hand, and Immedia Net and Mr. Arrigo, on the other hand, deteriorated soon after the execution of the letter and no definitive final written agreement was ever executed. In response to a letter sent by the Company's counsel formally terminating all further negotiations between the NewsMakers subsidiary and Immedia Net in early 1996, Immedia Net formally took the position that the letter between it and NewsMakers was a legally binding contract, that NewsMakers had breached such contract and that Immedia Net intended to take appropriate legal steps to protect its rights if NewsMakers did not abide by the alleged contract's terms. Although the Company does not believe that a legally binding contract existed between the NewsMakers subsidiary and Immedia Net, there can be no assurance that Immedia Net and Mr. Arrigo will not initiate litigation against the Company as the successor-in-interest to NewsMakers. Since February 1996, the Company has not taken any further action with respect to this matter and the Company is not aware that either Immedia Net or Mr. Arrigo has taken any further action. If litigation is initiated, there can be no assurance that the Company would prevail. The costs of defending any legal action as well as the cost of any judgment that Immedia Net and Mr. Arrigo might obtain against the Company could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Potential Litigation."



    DEPENDENCE ON KEY PERSONNEL. The Company believes that its future success will depend to a significant extent on the performance and continued service of its key technical services, product development and senior management personnel. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company does not presently have or intend to carry "key man" insurance, and does not presently have written employment agreements with any of its key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company's employees are required to sign confidentiality and nondisclosure agreements, there can be no assurance that employees will not leave the Company or be in a position to compete against the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adversely effect on the Company's business, operating results and financial condition. See "Management--Executive Officers, Directors and Key Employees."



    INFLUENCE ON THE COMPANY BY LARGEST STOCKHOLDER. Upon the consummation of this Offering, Mr. Karlsson, the Chairman of the Board, will directly or beneficially own approximately 30% of the outstanding shares of Common Stock. In addition, Mr. Karlsson and Mr. Craichy, a director of the Company, are related by marriage. As a result, Mr. Karlsson will be in a position to materially influence, if not control, the outcome of all matters requiring stockholder or board approval, including the election of directors. See "Management" and "Principal Stockholders." Such influence and control is likely to continue for the foreseeable future and may significantly diminish the control and influence which future stockholders may have over the Company.



    BROAD DISCRETION IN USE OF PROCEEDS. The net proceeds to the Company from the sale of the Common Stock offered hereby, after deducting underwriting discounts and commissions and the estimated expenses of this Offering of $768,000 (including the Representative's non-accountable expense allowance), are estimated to be approximately $5,667,200 (assuming an Offering price of $5.50). The Company estimates that $367,000 (approximately 7%) of such net proceeds will be allocated to working capital. The Company will have broad discretion in the use of funds allocated to working capital. The Company may use some portion of the proceeds of the Offering to make unspecified acquisitions of complementary companies, products or technologies. See "Use of Proceeds" and "--History of Operating Losses; Anticipation of Continuing Losses."



    RISKS INHERENT IN UNSPECIFIED POTENTIAL ACQUISITIONS. As part of its business strategy, the Company may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. See "Use of Proceeds." Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies, products or technologies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, products or technologies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired companies, products or technologies into the Company's products, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. See "--Management of Growth; Need to Expand Resources and Infrastructure." There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions of other companies, products or technologies.



    ABSENCE OF PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock. While the Common Stock has been approved for quotation on The Nasdaq SmallCap Market subject to official notice of issuance, there can be no assurance that an active and liquid public market for the Common Stock will develop as a result of this Offering or listing on Nasdaq or, if an active public market does develop, that it will continue. In the absence of such a market, investors may be unable to liquidate their investment in the Common Stock.


    ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or any other established criteria of value. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. There can be no assurance that the Common Stock will trade at market prices in excess of the initial public offering price, as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company, quarter-to-quarter variations in operating results, changes in earnings estimates by analysts following the Company, if any, and general factors affecting the Internet industry as well as general economic, political and market conditions. In addition, stock prices of many companies in the Internet industry fluctuate widely for reasons which may be unrelated to operating results. Due to analysts' expectations of continued growth, if any, and the high price/earnings ratio at which the Common Stock may trade, any shortfall in expectations could have an immediate and significant adverse effect on the trading price of the Common Stock.


    INEXPERIENCED REPRESENTATIVE. The Representative does not have experience as an underwriter of securities. The Representative has never acted as the managing underwriter for a public offering or been a member of the underwriting syndicate for any public offerings. No assurance can be given that the Representative will be able to successfully complete the Offering or, if completed, that an active trading market for the Common Stock will develop. See "Underwriting."



    REPRESENTATIVE'S CONTINUING INVOLVEMENT WITH THE COMPANY. Pursuant to the terms of the underwriting agreement between the Company and the Underwriters, the Company may not conduct certain securities transactions or take certain other actions without the prior approval of the Representative. The Company has also agreed to sell to the Representative a Warrant to purchase up to 130,000 shares of Common Stock. See "Underwriting." As a result of the restrictions contained in the underwriting agreement and the Representative's right to acquire a substantial equity interest in the Company through the exercise of warrants, subsequent to completion of the Offering, the Representative may be in a position to influence the operation of the Company's business. To the extent that the interests of the Representative are adverse to or inconsistent with the interests of the purchasers of Common Stock in this Offering, purchasers of Common Stock could be adversely affected.



    REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. It is anticipated that a significant number of the shares of Common Stock being offered hereby will be sold to clients of the Representative. In addition, in connection with the acquisition of the Selling Security Holders' Shares, each of the Selling Security Holders has agreed not to sell, pledge, assign or otherwise transfer any shares of Common Stock during the one-year period following the effective date of this Prospectus. However, such "lock-up" restrictions may be waived by the Representative in its sole discretion. Any sales permitted by the Representative may be effected through the Representative, which will be entitled to receive its customary compensation in connection therewith. Although the Representative does not have any arrangements or understandings with any Selling Security Holders regarding the waiver of any such lock-ups or engaging in any transactions during the Offering or in close proximity to the time of the Offering, any permitted sales by the Selling Security Holders during such 12-month period could adversely affect the price of and any market for the Common Stock. Although the Representative has advised the Company that it currently intends to make a market in the Common Stock following this Offering, it has no legal obligation, contractual or otherwise, to do so. The Representative, if it becomes a market maker, could be a significant influence in the market for the Common Stock, if one develops. The prices and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in such market. There is no assurance that any market activities of the Representative, if commenced, will be continued. See "Underwriting."



    POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF SECURITIES ON MARKET
PRICE. Sales of substantial amounts of Common Stock in the public market following this Offering as well as the availability for sale of additional shares could have a materially adverse effect on the market price of the Common Stock. Upon the completion of this Offering, 5,052,497 shares of Common Stock will be outstanding, assuming that the Underwriters' over-allotment option to purchase 195,000 shares is not exercised and excluding 1,470,167 shares underlying warrants and options outstanding at December 31, 1996. In addition, although it has no present intention to do so, in connection with future financing transactions or acquisitions, the Company could issue additional Common Stock or preferred stock or other securities convertible into Common Stock which issuance could have a material adverse effect the market price of the Common Stock. See "Management--Stock Incentive Plan" and "Description of Capital Stock."



    Of the 5,052,497 shares outstanding upon the completion of this Offering, the 1,300,000 shares offered by the Company and the 1,205,152 shares offered by the Selling Security Holders (1,405,152 shares upon exercise of the Consultant Warrants) will be registered under the Securities Act of 1933, as amended (the "Securities Act"), by the Registration Statement of which this Prospectus is a part and will therefore be freely tradeable without further registration following the expiration or termination of any "lock-up" agreements described below unless owned by an "affiliate" of the Company. The Company has granted certain registration rights with respect to the Common Stock underlying the outstanding warrants and intends to register the resale of the Common Stock underlying the options granted under the Company's Stock Incentive Plan within one year of the effective date of this Prospectus. The remaining 2,547,345 outstanding shares of Common Stock will be "restricted securities" as defined in Rule 144 under the Securities Act and may not be sold unless registered under the Securities Act or sold pursuant to an exemption therefrom. Approximately 2,472,345 of the outstanding shares of Common Stock will have satisfied the holding periods under Rule 144 at the completion of this Offering. Of these 2,472,345 shares, approximately 523,000 shares will be freely tradeable without further restriction under Rule 144. Shares beneficially owned by the Company's officers and directors (other than 50,000 shares beneficially owned by Mr. Karlsson) are subject to a "lock-up" agreement whereby such officers and directors have agreed not to directly or indirectly sell, transfer or encumber any shares of Common Stock owned by them for a period of one year from the effective date of this Offering without the prior written consent of the Representative. In addition, all of the Selling Security Holders' Shares and all but 21,700 shares owned by Stanley Berk are subject to the same one-year lock-up, other than 28,302 shares being registered for Stephen Grayson which are subject to a 90-day lock-up. See "Resale of Outstanding Securities," "Shares Eligible for Future Sale" and "Underwriting."


    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to business generally, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Reform Act of 1996 (the "1996 Telecommunications Act") imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet (although a trial court has recently declared such provisions unconstitutional). The adoption of the 1996 Telecommunications Act or any other such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. See "Business--Government Regulation."



    CONFLICT OF INTEREST. The Company has from time to time engaged in transactions with certain of its officers, directors and other affiliates. The terms of some of these transactions involve conflicts of interest. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors. See "Certain Transactions."



    LIMITATION ON MONETARY LIABILITY OF OFFICERS AND DIRECTORS. The Company's Certificate of Incorporation provides that the Directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as Directors, other than for engaging in certain specifically prohibited conduct. The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify its Directors and officers to the fullest extent permitted by law, and the Company has entered into indemnification agreements with its Directors and executive officers. See "Management--Indemnification and Limitation of Liability" and "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."


    POTENTIAL LIABILITY FOR DISSEMINATION OF INFORMATION. Internet product and service providers face potential liability of uncertain scope for the actions of subscribers and others using their systems or databases, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the United States and foreign jurisdictions. Litigation is pending in several states seeking to impose liability upon Internet product and service providers for information, messages and other materials disseminated across and through their systems and for direct or vicarious copyright infringement arising out of electronic information disseminated through an Internet access service. To the extent that the Company is in the business of dissemination of information from a variety of sources and in a variety of languages, the Company could incur liabilities which could have a material adverse effect on the Company's business, results of operations and financial condition.


    POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, qualifications, limitations and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of delaying or preventing a change of control. Further, Section 203 of the Delaware General Corporation Law prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions and certain provisions of the Company's Certificate of Incorporation and Bylaws, including those related to the classification of Board members may have the effect of delaying or preventing a change in control of the Company without action by the stockholders. Therefore, such provisions could adversely affect the price of the Common Stock and, to the extent tender offers for shares of the Company's Common Stock are discouraged or prevented by these provisions, may reduce the likelihood that investors could receive a premium for their shares of Common Stock. See "Description of Capital Stock."

    MAINTENANCE CRITERIA FOR NASDAQ; RISKS OF LOW-PRICED SECURITIES. The Common Stock has been approved for quotation on The Nasdaq SmallCap Market, subject to notice of issuance, commencing upon the effective date of this Offering. To maintain inclusion on The Nasdaq SmallCap Market, the Company's Common Stock must continue to be registered under Section 12(g) of the Exchange Act, and the Company must continue to have (i) net tangible assets of at least $2,000,000 or net income of at least $500,000 in two of the three previous years or market capitalization of at least $35,000,000, (ii) a public float of at least 500,000 shares with a market value of at least $1,000,000, (iii) at least 300 stockholders, (iv) a minimum bid price of $1.00 per share and (v) at least two market makers. While the Company expects that it will initially meet these maintenance standards, there is no assurance that the Company will be able to maintain the standards for Nasdaq SmallCap Market inclusion with respect to its Common Stock. If the Company fails to maintain Nasdaq SmallCap Market listing, the market value of the Common Stock likely would decline and purchasers in this Offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.



    If the Common Stock ceases to be included on The Nasdaq SmallCap Market, the Common Stock could become subject to rules adopted by the Securities and Exchange Commission (the "Commission") regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to these penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors in this Offering may be unable to readily sell their Common Stock.


    NO DIVIDENDS. It is the current policy of the Company that it will retain earnings, if any, for expansion of its operations and other corporate purposes and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Common Stock offered by the Company hereby at an assumed initial public offering price of $5.50 per share are estimated to be approximately $5,667,000 ($6,632,000 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and the other estimated expenses of the Offering.



    The Company currently intends to use approximately $1.5 million of the net proceeds of this Offering for sales and marketing expenses related to the launch of the SCOOP! service including joint marketing programs with potential distribution partners, approximately $0.7 million to initiate the operations center to run and administer the SCOOP! service, approximately $1.7 million to develop the SCOOP SMARTGUIDE technology, approximately $1.0 million to acquire capital equipment including routing equipment, web servers, and client/server processors to continue development and administer the SCOOP! service, $0.4 million for repayment of debt, and approximately $0.4 million for working capital and other general corporate purposes including funding anticipated operating losses. These uses are summarized in the following table:



                                                                                  APPROXIMATE
                                                                 APPROXIMATE      PERCENTAGE
                 ANTICIPATED USE OF PROCEEDS                    DOLLAR AMOUNT   OF NET PROCEEDS
--------------------------------------------------------------  --------------  ---------------
Development of SCOOP SMARTGUIDE technology....................   $  1,700,000            30%
Sales and marketing expenses..................................      1,500,000            26%
Acquisition of capital equipment..............................      1,000,000            18%
Initiation of SCOOP! Operations Center........................        700,000            12%
Repayment of debt(1)..........................................        400,000             7%
Working capital...............................................        367,000             7%
    Total.....................................................   $  5,667,000           100%


------------------------


(1) Includes the repayment of principal and interest on a loan made to the Company by an existing stockholder in February 1997. See "Certain Transactions."


    As part of its business strategy, the Company may also seek to acquire complementary companies, products or technologies. See "Business--Possible Acquisitions." In the event the Company makes one or more such acquisitions after the completion of this Offering, the Company may use a portion of the net proceeds in connection therewith. The Company is not presently a party to any understandings, agreements or commitments with respect to any such acquisition.

    The foregoing represents the Company's best estimate of its use of the net proceeds of this Offering based upon its present plans, the state of its business operations and current conditions in the information services industry. The Company reserves the right to change the use of the net proceeds if unanticipated developments in the Company's business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of net proceeds necessary or desirable. Pending any uses, the Company intends to invest the net proceeds of this Offering primarily in short-term, interest bearing securities or accounts.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on shares of its Common Stock. The Company currently anticipates that it will retain all available funds from earnings, if any, for use in the operation of its business, and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of Board of Directors of the Company and will depend on a number of factors, including future earnings, capital requirements, financial condition, future prospects of the Company and such other factors as the Board of Directors may deem relevant. In addition, the provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of December 31, 1996 (i) on a pro forma basis to reflect the termination of the mandatory redemption rights associated with the Redeemable Shares and (ii) as adjusted to reflect the sale of the 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share and after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company.



                                                                                   DECEMBER 31, 1996
                                                                      --------------------------------------------
                                                                         ACTUAL      PRO FORMA(2)    AS ADJUSTED
                                                                      ------------  --------------  --------------
Short-Term Obligations..............................................  $    119,300  $      119,300  $      119,300
Long-Term Obligations...............................................       139,000         139,000         139,000
Redeemable Shares (1)...............................................     2,302,500        --              --
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value, 5,000,000 shares
    authorized, none issued and outstanding.........................       --             --              --
  Common Stock, $.001 par value, 20,000,000 shares authorized;
    2,825,833 shares issued and outstanding, actual; 3,752,497 shares issued and outstanding, pro forma; 5,052,497 shares
    issued and outstanding, as adjusted(3)..........................         2,800           3,700           5,000
  Additional paid-in capital........................................       725,600       3,027,200       8,693,100
  Accumulated Deficit............................................. .    (3,374,100)     (3,374,100)     (3,374,100)
  Deferred Compensation........................................... .       192,200         192,200         192,200
    Total stockholders' (deficit) equity............................    (2,453,500)       (151,000)      5,516,200
    Total capitalization............................................  $    (12,000) $      (12,000) $    5,655,200


------------------------


(1) Under certain circumstances, holders of Redeemable Shares are entitled to a 10% return compounded annually. Any and all such return will be canceled upon termination of the mandatory redemption rights associated with the Redeemable Shares upon the completion of the Offering. See Note 5 of Notes to Financial Statements.



(2) Pro forma stockholders' equity assumes the termination of the mandatory redemption rights associated with the Redeemable Shares upon the closing of the Offering. See Note 5 of Notes to Financial Statements.



(3) Excludes 622,500 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 1996 under the Company's Stock Incentive Plan with a weighted average exercise price of $2.76 per share. See Notes 7 and 10 of Notes to Financial Statements.

                                    DILUTION


    The pro forma net tangible book value of the Company as of December 31, 1996, was a deficit of approximately ($228,300) or $(0.06) per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's net tangible assets less total liabilities divided by the number of shares of Common Stock outstanding after giving effect to the termination of the mandatory redemption rights associated with the Redeemable Shares upon completion of the Offering. After giving effect to the sale by the Company of the 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company, the Company's pro forma net tangible book value at December 31, 1996 would have been approximately $5,438,900 or $1.08 per share. This represents an immediate increase in pro forma net tangible book value of $1.14 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.42 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price.........................             $    5.50
  Pro forma net tangible book value at December 31, 1996......  $    (.06)
  Increase attributable to new investors......................       1.14
                                                                ---------
Pro forma net tangible book value after Offering..............             $    1.08
                                                                           ---------
Dilution to new investors.....................................             $    4.42
                                                                           ---------
                                                                           ---------



    The following table sets forth the number of shares of Common Stock owned by the existing stockholders of the Company, the number of shares of Common Stock to be purchased from the Company offered hereby (at an assumed Offering price of $5.50 per share) and the respective total consideration paid or to be paid to the Company and the average price per share of Common Stock paid:



                                                              SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                           -----------------------  --------------------------     PRICE
                                                             AMOUNT      PERCENT       AMOUNT        PERCENT       SHARE
                                                           ----------  -----------  -------------  -----------  -----------
Existing stockholders....................................   3,752,497        74.3%  $   3,030,900        29.8%   $    0.81
New Investors............................................   1,300,000        25.7%      7,150,000        70.2%        5.50
                                                           ----------       -----   -------------       -----
                                                           ----------       -----   -------------       -----
Total....................................................   5,052,497       100.0%  $  10,180,000       100.0%
                                                           ----------       -----   -------------       -----



    The foregoing computations assume no exercise of stock options outstanding at December 31, 1996. At December 31, 1996, there were outstanding stock options to purchase an aggregate of 622,500 shares of Common Stock at a weighted average price of $2.76 per share. See Notes 7 and 10 of Notes to Financial Statements. To the extent the aforementioned options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


    The selected financial data set forth below with respect to the Company's statements of operations for each of the two years in the period ended December 31, 1996 and with respect to the balance sheet as of December 31, 1996 are derived from the financial statements of the Company included elsewhere in this Prospectus that have been audited by Deloitte & Touche, LLP, independent auditors, which firm's report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern. The income statement data for the year ended December 31, 1994 was derived from the Company's audited financial statements for such year. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                  1994       1995        1996
                                                                                ---------  ---------  ----------
STATEMENTS OF OPERATIONS:
Net sales(1)..................................................................  $ 943,500  $ 968,600  $1,395,900
Cost of sales.................................................................    412,000    534,100     833,200
                                                                                ---------  ---------  ----------
    Gross profit..............................................................    531,500    434,500     562,700
Operating Expenses:
  Research and development....................................................     64,300    186,600     601,700
  Selling and marketing.......................................................     69,600    175,100     396,500
  General and administrative..................................................    597,600    637,900   1,710,300
                                                                                ---------  ---------  ----------
      Total Operating expenses................................................    731,500    999,600   2,708,500
                                                                                ---------  ---------  ----------
Operating loss................................................................   (200,000)  (565,100) (2,145,800)
                                                                                ---------  ---------  ----------
Interest expense..............................................................     18,600     36,000      21,500
                                                                                ---------  ---------  ----------
Loss before provision for income taxes........................................   (218,600)  (601,100) (2,167,300)
Provision for income taxes....................................................      1,600      1,600       1,600
                                                                                ---------  ---------  ----------
Net loss......................................................................  $(220,200) $(602,700) $(2,168,900)
                                                                                ---------  ---------  ----------
                                                                                ---------  ---------  ----------
Net loss applicable to Common Stock(2)........................................                        $(2,283,900)
                                                                                                      ----------
                                                                                                      ----------
Net loss per share(2).........................................................  $    (.04) $    (.12) $     (.62)
                                                                                ---------  ---------  ----------
Weighted average common shares outstanding(2).................................  5,492,000  4,863,000   3,673,000



                                                                                       DECEMBER 31, 1996
                                                                              ------------------------------------
                                                                                                           AS
                                                                                ACTUAL     PRO FORMA   ADJUSTED(3)
                                                                              ----------  -----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................................  $  262,400   $ 262,400    $5,929,600
Working capital.............................................................    (402,600)   (402,600)   5,264,600
Total assets................................................................     971,800     971,800    6,639,000
Current liabilities.........................................................     983,800     983,800      983,800
Long term obligations.......................................................     139,000     139,000      139,000
Redeemable Shares(4)........................................................   2,302,500      --           --
Stockholders' (deficit) equity(4)...........................................  (2,453,500)   (151,000)   5,516,200


------------------------------


(1) The Company currently derives all of its net sales from its NewsMakers product line. To date, no revenue has been derived from the Company's SCOOP! service. See "Risk Factors--Lack of Operating History; Unproven Business Strategy", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.



(2) See Note 1 of Notes to Financial Statements for information concerning the calculation of net loss applicable to common stock and net loss per share.



(3) Adjusted to give effect to (i) the sale of 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds" and (ii) the termination of the mandatory redemption rights associated with the Redeemable Shares upon the closing of the Offering. See Note 5 to Notes to Financial Statements.



(4) Pro forma stockholders' equity assumes the termination of the mandatory redemption rights associated with the Redeemable Shares upon the closing of the Offering. See Notes 1 and 5 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


    Since the Company began operations in May 1990, it has provided publishing services while also developing its SCOOP! information service business. The Company's NewsMakers publishing services business provides printed media reproductions in hard copy format such as customized reprints, wall displays and desk displays of newspaper and magazine articles. The Company is in the process of expanding its information management business with the development of the SCOOP! information service which will be available over the Internet.



    The NewsMakers business information product line has generated substantially all of the Company's net sales to date. The categories of printed media reproductions marketed by NewsMakers include article reprints, wall displays and desk displays. In 1995, the Company focused its sales efforts on the growth of the reprint business. While reprint margins are lower, due to royalty fees, the Company believes the overall market for reprints to be substantially larger than the market for wall displays products. In line with this focus, the Company entered into a contract with Investors Business Daily ("IBD") to be IBD's exclusive provider of article reprints and recently entered into a contract to be the exclusive provider of reprints for The Motley Fool Internet publication. The Company intends to attempt to further increase the sales of NewsMakers media reprints through the addition of new contractual relationships.



    The Company initiated development of the SCOOP SMARTGUIDE technology in early 1994. These efforts were principally financed through contributions by the NewsMakers business in 1994 and 1995. In the first half of 1996, the Company completed various rounds of private funding. The private placements completed in April through July 1996 netted the Company approximately $2.5 million and enabled the Company to accelerate its pace of investment in the SCOOP! information service business. Since 1994, the Company has invested approximately $920,000 in the development of the SCOOP SMARTGUIDE technology, including expenditures in development expenses, capital equipment, and content acquisition. There can be no assurances that the Company will be successful in its efforts to develop its SCOOP SMARTGUIDE technology. See "Risk Factors--Lack of Operating History; Unproven Business Strategy."



    The Company intends to complete product development and launch an electronic mail version of the SCOOP! information service in the second quarter of 1997 and launch the Internet version of SCOOP! in the fall of 1997.



    The Company intends to market SCOOP! through distribution partners with existing Internet services. The Company believes this distribution strategy will enable a broad market penetration while minimizing customer acquisition costs. Although the Company has had discussions with several potential strategic distribution partners, the Company has not yet entered into any definitive agreements relating to the establishment of any strategic distribution relationship and no assurance can be given that the Company will be able to attract any such prospective strategic distribution partners. See "Risk Factors--Dependence on Potential Strategic Distribution Partners."

RESULTS OF OPERATIONS


    The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales for the fiscal years ended December 31, 1994, 1995 and 1996.



                                                                                     YEAR ENDED DECEMBER 31,
                                                                              -------------------------------------
                                                                                 1994         1995         1996
                                                                              -----------  -----------  -----------
Net sales...................................................................      100.0%       100.0%       100.0%
Cost of sales...............................................................       43.7%        55.1%        59.7%
                                                                              -----------  -----------  -----------
    Gross profit............................................................       56.3%        44.9%        40.3%
Operating expenses:
  Research and development..................................................        6.8%        19.3%        43.1%
  Selling and marketing.....................................................        7.4%        18.1%        28.4%
  General and administrative................................................       63.3%        65.8%       122.5%
                                                                              -----------  -----------  -----------
      Total Operating Expenses..............................................       77.5%       103.2%       194.0%
                                                                              -----------  -----------  -----------
Operating Loss..............................................................      (21.2)%      (58.3)%     (153.7)%
                                                                              -----------  -----------  -----------
Interest Expense............................................................        2.0%         3.7%         1.4%
                                                                              -----------  -----------  -----------
Loss Before Provision For Income Taxes......................................      (23.2)%      (62.0)%     (155.3)%
Provision For Income Taxes..................................................        0.2%         0.2%         0.1%
                                                                              -----------  -----------  -----------
Net Loss....................................................................      (23.4)%      (62.2)%     (155.4)%
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------



YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995



    NET SALES. Net sales increased 44.1% in the year ended December 31, 1996 to $1,395,900 from $968,600 in the comparable period in 1995. The growth in net sales was driven by focused efforts to expand the sale of NewsMakers reprints. Gross profit margins decreased due to higher royalty fees associated with reprints and increases in production costs for the FAMEFRAME wall display products. While reprints generally incur a higher royalty fee, decreasing gross margins, the Company believes there is a larger market for reprints with a higher growth potential than the Company's other reproduction products. It is also believed that the reprint business will effectively compliment the SCOOP! information service.



    Net sales of reprints increased 64.5% in 1996 to $931,300 from $566,200 in 1995. Key to this growth in reprints was the establishment of a relationship with Investors Business Daily ("IBD") in August 1995 to be the exclusive provider of IBD content reprints. In January 1997, the Company contracted with The Motley Fool, an Internet based investment publication, to be the exclusive provider of content reprints. Also in 1997, the Company has expanded its relationship with UMI to provide reprint services for the published content licensed by the Company for use in its SCOOP! service.



    Net sales of FAMEFRAME wall displays decreased 9.2% in 1996 to $366,800 from $403,900 in 1995 as the Company focused its sales efforts largely on reprints. The FAMEFRAME product line is not viewed by the Company as synergistic with its progression as an information services company. Due to this view and its low gross profit contribution, the Company has decided to evaluate options for selling or discontinuing the FAMEFRAME product line in 1997.



    No sales deriving from SCOOP! are expected to occur until after the anticipated commercial launch of the electronic mail service in the second quarter of 1997 and of the Internet based service in the fall of 1997. Once launched, sales for SCOOP! are expected to be booked principally on a per transaction basis as information is accessed by users.



    COST OF SALES. Cost of sales increased 56.0% in 1996 to $833,200 from $534,100 in 1995. The increase in cost of sales and the related decline in overall margins was primarily driven by higher royalty fees associated with the growth of reprint sales, and declines in FAMEFRAME margins as a result of higher production costs. Overall, gross profits from the sale of NewsMakers' products increased by $128,200 in 1996 as compared to 1995.



    Cost of sales consists primarily of the external production costs, subscriptions, shipping and various usage, permission, and royalty fees arising from the reproduction of electronic and printed content for the NewsMakers products.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development ("R&D") expenses increased 222.5% in 1996 to $601,700 from $186,600 in 1995. Increases in R&D expense were primarily driven by additional development team staffing, increased utilization of third party design services, and increases in the cost of content acquisition all related to the SCOOP SMARTGUIDE technology.



    R&D expenses in 1996 and 1995 included the cost of content acquisition from Information Access Company and UMI for the purpose of developing the SCOOP SMARTGUIDE technology. Expenses for content acquisition in 1996 were $269,800 versus $150,000 in 1995. In October 1996, the Company signed a content agreement with UMI. See "Business--UMI Relationship." Costs for UMI content will be incurred as R&D expense up to the initiation of the SCOOP! service at which point they will be included as part of costs of sales. The 1997 contractual minimums with UMI are approximately $296,000.



    To date all R&D expenses relate to the development of the SCOOP SMARTGUIDE technology and have been expensed as incurred.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 126.4% in 1996 to $396,500 from $175,100 in 1995 as new sales and sales support staff were added in late 1995 and 1996 in an effort to capitalize on new publisher relationships and generate sales growth.



    Expenses for SCOOP! sales and marketing, initiated in the fourth quarter of 1996, will increase in 1997 as the Company prepares for the launch of the SCOOP! information service.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses ("G&A") expenses increased 168.1% in 1996 to $1,710,300 from $637,900 in 1995.
The increase in G&A was primarily attributable to compensation expense for which the Company used warrants and Common Stock as consideration for services performed, increases in legal and accounting fees, and additional salary expenses resulting from the expansion of the management team in 1996.



    Compensation expense in 1996 resulting from the Company's use of warrants and Common Stock as consideration for services performed totalled approximately $324,000. Professional fees for accounting, legal, and other consulting services in 1996 totalled approximately $416,000. In addition, G&A expenses consist of all office service expenses, as well as salary and other expenses for internal G&A functional departments.



    INTEREST EXPENSE. Interest expense decreased 40.3% in 1996 to $21,500 from $36,000 in 1995. Interest earnings from the proceeds of the Company's private placements during 1996, offset increases in interest expense resulting from financing of additional capital equipment used in the SCOOP SMARTGUIDE technology development.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994



    NET SALES. Net sales increased 2.7% in 1995 to $968,600 from $943,500 in 1994. Substantially all sales were generated from the sale of reprints and permanent displays of published information. Increases in the sale of reprints were offset in 1995 by small declines in the sale of permanent wall displays. The IBD exclusive reprint relationship, initiated in the third quarter of 1995, helped to drive the increase in reprint sales.

    COST OF SALES. Cost of sales increased 29.6% in 1995 to $534,100 from $412,000 in 1994. This increase in cost of sales was driven by higher supplier production costs for both reprints and permanent displays of $47,300. In addition, subscription fees increased by approximately $56,400 in 1995 as compared to 1994. Overall gross margins decreased to 44.9% in 1995 from 56.3% in 1994 as a result of the increase in supplier production costs and subscriptions and the 2.7% increase in sales.



    RESEARCH AND DEVELOPMENT EXPENSES. R&D expenses increased 190.2% in 1995 to $186,600 from $64,300 in 1994. The increase was entirely driven by the Company's efforts to develop its SCOOP SMARTGUIDE technology.


    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 151.6% in 1995 to $175,100 from $69,600 in 1994 as the Company added sales staff in late 1995. The Company also increased its marketing and promotional efforts in 1995 as part of its push for sales growth. Expenses in 1995 also increased as a result of bad debt write-offs in 1995 totalling $41,200.


    GENERAL AND ADMINISTRATIVE EXPENSES. G&A expenses increased 6.7% in 1995 to $637,900 from $597,600 in 1994. The increase was primarily due to increases in legal and accounting administration costs and general business operating expenses.


    INTEREST EXPENSE. Interest expense increased 93.5% in 1995 to $36,000 from $18,600 in 1994 as the Company increased borrowings to fund its software development efforts.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has financed its operations to date primarily through private sales of Common Stock totalling approximately $2.5 million. At December 31, 1996, the Company had approximately $262,400 in cash and cash equivalents. Subsequent to December 31, 1996, the Company continued to experience additional operating losses and, as a result, the Company had approximately $82,500 in cash and cash equivalents at January 31, 1997.



    In 1995 and 1996, the Company used $303,400 and $1,656,200, respectively, in operating cash flows primarily to fund the SCOOP SMARTGUIDE technology development activities and additional expenses including the expansion of the management team in 1996. The Company will incur minimum royalty payments under its content agreement with UMI of approximately $296,000 in 1997 and $570,000 in 1998.



    The Company has also used equipment leases and debt instruments to finance the majority of its purchases of capital equipment, and at December 31, 1996 had obligations of approximately $177,700 incurred in connection with these purchases. Capital requirements for 1997 are currently expected to be approximately $1,000,000, primarily consisting of computer equipment required to support development of the SCOOP SMARTGUIDE technology and to run the SCOOP! information service.



    In February 1997, the Company obtained three short-term loans aggregating $300,000 and bearing interest at 9.75% per annum. Two of the loans aggregating $150,000 are payable on the earlier of March 31, 1997 or one day after the closing of the Offering. The third loan for the remaining $150,000 is payable on April 30, 1997. All three short-term loans may be prepaid without penalty, are unsecured and will be repaid from the proceeds of the Offering. See "Certain Transactions."



    In February 1997, the Company also established a $150,000 revolving secured credit line with a commitment term expiring on August 15, 1997. Borrowings under the line will bear interest at 9.5% per annum and will be due on November 13, 1997. The line is secured by the Company's accounts receivable and may be prepaid without penalty. The Company anticipates that any borrowings under the line made prior to the Offering will be repaid from the net proceeds of the Offering.



    The Company's ability to continue as a going concern is dependent upon future events, including the successful development and market acceptance of its SCOOP! service and its ability to secure additional sources of financing. These factors raise substantial doubt about its ability to continue as a going concern.

The Company believes that the net proceeds from the Offering and its existing cash and cash equivalents will be adequate to meet its capital needs for at least the next nine months. The Company's current operating plan shows that at the end of such nine-month period, the Company will require substantial additional capital. Moreover, if the Company experiences unanticipated cash requirements during the nine-month period or experiences delays in the development and marketing of its SCOOP! business information service, the Company could require additional capital to fund its operations, continue research and development programs, and commercialize any products that may be developed. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company and would not be dilutive. See "Risk Factors--Ability to Continue as Going Concern," "--History of Operating Losses; Anticipation of Continuing Losses," and "--Possible need for Future Financing; Risk of Future Dilution."

                                    BUSINESS

INTRODUCTION


    The Company is in the process of developing SCOOP!, an Internet-delivered business information service designed to enable customers to efficiently satisfy their daily information needs. SCOOP! customers will have access to an extensive array of well-recognized news and information sources which the Company licenses from UMI, a wholly-owned subsidiary of Bell & Howell and one of the world's leading aggregators of articles from newspapers, periodicals and other information sources. The Company believes that SCOOP! also will provide customers with a combination of information delivery capabilities for accessing relevant information from the Internet's World Wide Web (the "Web"). SCOOP! is designed to provide users with three distinct information tools: (i) a personalized electronic newspaper feature which provides current information tailored to the individual user's preferences (the "Alert" service), (ii) research tools for efficient retrieval of information from the Company's licensed content databases and (iii) navigation tools for accessing information available on the Internet's Web. The Company believes that through SCOOP! it will be able to capitalize on the increasing use of Web "push" technologies that independently seek out and deliver information to customers based on a profile of their information needs rather than waiting for customers to request information.



    The Company plans to introduce and proliferate SCOOP! as a branded service to corporate, professional, SOHO and other users primarily through alliances with large, well-established providers of Internet services with existing customer bases. The Company also intends to launch the SCOOP! service in a variety of channels customized for users within a specific market or industry.



    The Company intends to initially launch an electronic mail version of the SCOOP! information service in the second quarter of 1997. The Company currently plans to launch the Internet version of SCOOP! in the fall of 1997. Following commercial launch, the Company expects to generate revenue from SCOOP! primarily through transaction-based fees, such as fees charged for retrieval of full-text versions of articles. The Company believes its transaction-based pricing structure will encourage corporate decision makers and other professionals to use the SCOOP! service because customers will be charged only for the information that they select to satisfy their needs. The Company may also generate revenue in the future by selling advertising targeted to reach customers based on their individualized search profiles. No assurance can be given that the Company will be successful in completing development of SCOOP!, in operating the SCOOP! service or in generating revenue from SCOOP!. Any significant failure by the Company in developing or marketing SCOOP! in a timely manner or in operating the SCOOP! service will have a material adverse affect on the Company's business, results of operations and financial condition. See "Risk Factors--Lack of Operating History; Unproven Business Strategy," "--Failure to Develop Service or Obtain Market Acceptance," "--History of Operating Losses; Anticipation of Continuing Losses" and "-- Ability to Continue as a Going Concern."



    As the Company pursues the development and marketing of its SCOOP! business information service, it also intends to continue to expand and generate sales from its NewsMakers business information product line. The NewsMakers product line promotes the reproduction, re-use and re-sale of articles from newspapers, magazines and on-line publications. NewsMakers products include customized media reprints, FAMEFRAME wall displays and lucite NEWSCUBE desk displays of published articles. In the same way that the Company intends to use SCOOP! to add value to the content licensed from UMI, NewsMakers adds value to content obtained through the Company's relationships with various content suppliers. NewsMakers has been the exclusive provider of reproduction and reprint services for IBD since August 1995 and recently entered into an exclusive agreement to provide the same services for The Motley Fool, an Internet-based investment-oriented publication. The Company's license agreement with UMI enables NewsMakers to utilize UMI's content for media reprints and other NewsMakers products. NewsMakers products generated net sales of approximately $968,900 during 1995 and $1,395,900 during 1996, a 44.1% increase. Currently, the Company derives all of its sales of business information products from its NewsMakers department. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INDUSTRY OVERVIEW


    The Internet is a global collection of computer networks which link public and private computers throughout the world. The Internet was created beginning in the late 1960s when the Department of Defense needed a distributed network system to connect government research computers throughout the country. Over time, academic institutions started connecting to the network. Until approximately five years ago, the Internet was primarily used by these government agencies and academic institutions to exchange information and transmit and receive electronic mail, or e-mail, messages. The recent proliferation of communications-enabled PCs, the development of computer software systems which have extremely sophisticated graphics and which are increasingly intuitive, the emergence of a healthy network infrastructure and other factors have resulted in rapidly-declining costs of accessing information on the Internet which has fueled the Internet's growth. The Internet's growth has facilitated the emergence of the Web, a client/server system of hyperlinked, multimedia databases which allows non-technical PC users to access information on the Internet and enables providers to supply textual, graphical and other information directly to PC users. PC users can easily access information on the Web using client software commonly referred to as Web "browsers" such as Netscape's Navigator and Microsoft's Internet Explorer.



    Morgan Stanley's "The Internet Report" (December 1995) (the "Morgan Stanley Report") estimated that there were approximately 150 million PC users throughout the world at the end of 1995, of which only 35 million were e-mail users, only 10 million were Internet/Web users and only 8 million were users of online services such as America Online, CompuServe and Prodigy. The Morgan Stanley Report further estimated that there will be more than 250 million worldwide PC users by the year 2000 and that approximately 200 million of such PC users will utilize e-mail, as many as 170 million of such PC users will utilize the Internet and the Web and about 30 million of such PC users will subscribe to online services.



    Hambrecht & Quist's "Internet Report" (September 1995) predicted that a wide variety of products and services will eventually be delivered by means of the Internet. In its report, Hambrecht & Quist estimated that the information content delivery segment of the Internet industry alone will grow from approximately $50 million per annum in 1995 to approximately $10 billion per annum by the year 2000.



    The Morgan Stanley Report estimated that the number of Internet users doubled each year between 1990 and 1995, and predicted that this growth rate would continue through the next decade. The Company believes this trend provides it with an excellent opportunity to market its business information service to a large and growing number of potential corporate, professional, SOHO and other users within the next several years if the Company succeeds in implementing its marketing and sales strategy of selling its business information service through alliances with large strategic partners.



    The Company also believes that PC users will find its products easy to use and will allow them to move almost instantly from their daily customized Alert report to other sources of business information on companies and news items of interest including information contained in the Company's licensed content database, in the home pages maintained by other companies on the Web, and from other Internet sources.


THE COMPANY'S HISTORY


    The Company commenced business operations in May 1990. The Company's original business focused on the sale of NewsMaker media products promoting the re-use or re-sale of articles published in business or financially-oriented newspapers, trade and consumer magazines and other periodicals. The Company's NewsMakers products currently include customized media reprints of published articles, FAMEFRAME wall hangings depicting articles or cover pages from publications, and NEWSCUBES containing miniaturizations of articles or issues enclosed in solid plastic cubes.



    In late 1993, the Company formed NewsMakers Information Services, Inc. which introduced the Company's next generation of business information products. This portion of the Company's business originally involved the distribution of business information electronically to customers by means of direct broadcast facsimile and a private electronic mail, or e-mail, system. The Company's first such product, MEDIAALERT, was introduced in late 1993. The Company introduced a second product, HEALTHALERT, in mid-1994. HEALTHALERT was primarily focused on medical device manufacturers and the pharmaceutical industry.


    The Company soon realized that its direct broadcast facsimile and private e-mail delivery systems inevitably led to "information overload" on the part of its customers and, as a result, ceased providing such earlier generation business information products and commenced the development of the critical components of what is now known as the SCOOP SMARTGUIDE technology. The Company has spent approximately $920,000 since 1994 in developing its SCOOP SMARTGUIDE software technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."



    Upon completion of the development of its SCOOP SMARTGUIDE technology, the Company believes it will be capable of reaching its targeted market consisting of corporate, professional, SOHO and other users of business information with its Internet and Web-based business information services. The Company further believes that it will have the potential to introduce other business information products utilizing the "SCOOP!" name in a variety of vertical markets, such as the medical, accounting and human resources markets, by customizing information services for professionals in such markets.


PRODUCTS AND SERVICES


    SCOOP! SERVICE. Through SCOOP! the Company will offer customers access to content from a broad range of worldwide news and information sources, including well-recognized publications such as THE WASHINGTON POST, FORBES, WIRED and THE NEW ENGLAND JOURNAL OF MEDICINE. The Company anticipates that over 3,000 worldwide news and information sources will be available through SCOOP!, including national and regional domestic newspapers, international newspapers, magazines, financial journals, industry journals, trade publications, general business publications and newswires and press release services. A selection of current news and other information will be made available through SCOOP! from UMI's information database which includes approximately 11 million proprietary abstracts and rights to full-text and full image content from over 7,000 newspapers, 18,000 periodicals and 1.2 million dissertations and other materials. The Company expects that a substantial portion of its news sources (E.G., newswires) will be continuously updated, enabling SCOOP! users to obtain current information on a timely basis through customized Alert reports. SCOOP! will also enable customers to obtain specific information concerning various public and private companies of interest through company intelligence profiles. In addition, SCOOP! users will be able to hyperlink directly to home pages maintained by companies mentioned in abstracts and full-text versions of articles by simply "clicking" on the company name.



    The Company intends to complete product development and initially launch an electronic mail version of the SCOOP! information service in the second quarter of 1997. The Company currently plans to launch the Internet version of SCOOP! in the fall of 1997. Scoop! is expected to begin contributing revenue to the Company shortly after the launch.



    SCOOP SMARTGUIDE TECHNOLOGY. The Company's proprietary SCOOP SMARTGUIDE technology, which is presently being developed, will be the foundation for the SCOOP! business information service. The SCOOP SMARTGUIDE technology will enable customers to structure profiles to track industry developments or obtain information pertaining to companies, products or other topics of interest to the customers. Based on customer-defined profiles, the SCOOP SMARTGUIDE technology will present customers with customized Alert reports comprised of brief abstracts sorted in order of relevancy. The SCOOP SMARTGUIDE technology encompasses Scoop's HEURISTIC PROFILING SYSTEM ("SCOOP HPS") and CONTENT DISTRIBUTION SYSTEM ("SCOOP CDS") technologies. SCOOP HPS will determine the relevancy of articles to each customer based on defined key terms and indices using a context vectoring system, the customer's defined profile, the customer's article selection history, and the article selection history of the customer's professional communities. SCOOP CDS will be designed to deliver selected articles to customers via the delivery medium of their choice such as message pagers, facsimiles, personal data assistants ("PDAs") and personal communication systems ("PCSs"). Customers will be able to structure profiles to track industry developments or obtain information pertaining to companies, products or other topics of interest to the customer. SCOOP CDS will enable customers to view lists of articles sorted in order of relevancy, skim through abstracts of the articles, and retrieve full-text versions of articles for immediate review or storage on their computers for later review. The SCOOP SMARTGUIDE technology is designed to enable customers to perform additional research on companies or subjects of interest by searching deeper in content and corporate intelligence databases. In addition, the SCOOP SMARTGUIDE technology is designed to enhance customers' ability to quickly access relevant information which is publicly available on the Web by enabling customers to hyperlink from the Company's licensed content databases to specific information sources, such as company home pages, on the Web. The Company believes that the Alert, research and Web navigation features of the SCOOP SMARTGUIDE technology comprise a combination of services and tools which will enable customers to quickly and efficiently meet their information needs.



    NEWSMAKERS MEDIA. The Company also markets printed media reproductions (article reprints and desk and wall displays) that are customized by the Company's in-house layout department and printed and/ or manufactured by outside contractors. NewsMakers media has been the exclusive provider of reproduction and reprint services for IBD since August 1995 and recently entered into an exclusive agreement to provide the same services for The Motley Fool, an Internet-based investment-oriented publication. The Company has also expanded its content reselling agreement with UMI to allow the Company to market media reprints from published content received from UMI.



    The Company believes that its NewsMakers media reprints product line will be complementary to its Internet and Web-based business information services. Net sales of media reprints increased 64.5% in 1996 to $931,300 from $566,200 in 1995.



    Net sales of NewsMakers FAMEFRAME wall displays decreased 9.2% for 1996 to $366,800 from $403,900 in 1995. Unlike media reprints, the Company does not believe FAMEFRAME to complement the SCOOP! information services. FAMEFRAME profit contributions have also decreased over the past two years as production costs have increased. The Company is evaluating options for selling or discontinuing the FAMEFRAME product line in early 1997.


UMI RELATIONSHIP


    LICENSE AGREEMENT. The Company initially will derive all of its content for SCOOP! from its license agreement with UMI. See "Risk Factors--Dependence on UMI Content." The UMI license agreement has an initial term of three years expiring in October 1999, and provides for automatic one year renewals unless notice of termination is provided before the end of the term or any extensions thereafter. The Company has the right under the license agreement to resell through SCOOP! the vast majority of the "current" content (i.e., content less than six months old) which is available for electronic distribution through UMI and its subsidiaries, including DataTimes which primarily provides current news and business information. The Company will pay UMI royalties based on transaction fees, subscription fees and distribution partner fees received by the Company. Royalties will be paid at a flat rate for full text versions of articles purchased by users. Step reductions in the flat rate will become effective if the Company achieves certain cumulative volumes of full text sales. The Company will pay fixed percentage royalties on fees generated from sales of summaries of articles, subscriptions and distribution partners. The license agreement requires the Company to make guaranteed minimum annual royalty payments of approximately

$20,000 in 1996, $296,000 in 1997, $570,000 in 1998 and $652,500 in 1999. The
Company also has limited exclusive third-party reselling rights with respect to the distribution of certain UMI content via specified alert-based Internet delivery systems provided that the Company makes certain minimum annual royalty payments to UMI of at least $200,000 in year one of the contract, $400,000 in year two, and $600,000 in year three. Cross-selling arrangements between UMI and the Company will enable SCOOP! users to access additional information from UMI's extensive database by hyperlinking from SCOOP! to UMI's ProQuest-TM- Direct Web service and other UMI premium research services. The Company will receive referral royalties from UMI in the event SCOOP! users subscribe to and utilize the UMI services.



    ENHANCING RELATIONSHIP. The Company views UMI as an established leader in the information services industry and intends to explore additional areas for enhancing its strategic relationship with UMI, including technology sharing, joint product development, additional co-marketing efforts and overall business efficiencies. In connection with entering into the UMI license agreement, the Company issued Bell & Howell, UMI's parent, a three-year warrant to acquire a significant interest in the Company. Under the warrant, Bell & Howell has the right to purchase 550,000 shares of Common Stock at any time through October 1999 at prices ranging from $6.50 to $15.00 per share. In the event Bell & Howell exercises its warrant for at least 300,000 shares by September 15, 1997, Bell & Howell can either (i) purchase up to an additional 200,000 shares at $6.50 per share by September 15, 1997, or (ii) purchase up to an additional 50,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share by October 31, 1999. If Bell & Howell fully exercises its warrant, it will own approximately 9.8% of the Common Stock of the Company based on the number of shares expected to be outstanding upon consummation of the Offering. See "Principal Stockholders" and "Description of Capital Stock--Warrants."


SALES AND MARKETING STRATEGY


    The Company expects that a version of SCOOP! will initially be delivered to customers via electronic mail starting in the second quarter of 1997. The Company currently plans to launch the Internet version of SCOOP! in the fall of 1997. The Company will then seek to deliver its service via additional delivery mediums such as cable, telephone, PDAs, PCSs and pagers. The Company's principal marketing strategy is to proliferate SCOOP! as a "branded" service across numerous information mediums by distributing SCOOP! primarily through alliances with large, well-established strategic distribution partners with existing customer bases. The Company intends to market SCOOP! and obtain customers by accessing and attracting users from the existing customer bases of distribution partners. The Company also believes that its partner distribution strategy will provide the Company with a cost effective marketing alternative to the more capital intensive marketing programs aimed at individual users. Although the Company has initiated discussions with several prospective distribution partners, to date there are no agreements between the Company and any such parties. No assurances can be given that the Company will be successful in entering into any such agreements or implementing its distribution strategy or that the Company will be successful in its efforts to attract and retain customers of its distribution partners. See "Risk Factors--Dependence on Potential Strategic Distribution Partners."



    The Company believes that the success of its Internet and Web-based business information services may also result in additional publications seeking to become future content providers for NewsMakers' media reprint products.


PRICING AND CUSTOMERS


    The Company presently has not launched SCOOP! and has no paying customers for its Internet and Web-based business information service. However, the Company will attempt to contract with a number of strategic partners to jointly market the Company's business information service or bundle it with the strategic partners' own services for sale to large numbers of customers and potential customers. The Company expects its primary source of revenue from the SCOOP! service will be from transaction fees generated by the distribution of abstracts, company intelligence profiles and full-text articles. The Company believes that the importance of advertising revenues will increase as its customer base grows.



    The Company believes one of SCOOP!'S competitive advantages will be that customers will not be charged for using the service until they locate and retrieve information they deem relevant. SCOOP! generally will provide the personalized Alert service for free. Users will not be charged until they retrieve full-text articles, company intelligence, and other research information. The Company anticipates marketing full-text articles for under $3.00 per article while intelligence and research information will be competitively priced based on the particular reports selected. The Company believes that SCOOP! users will generally be able to satisfy their information needs for a cost lower than many of the competitive services offered on a subscription basis.



    The Company's content providers for its NewsMakers media reprint products include approximately five content providers for which the Company acts as exclusive outsourcing agent, and a number of content providers for which the Company acts as agent on a project-by-project basis. One such exclusive content provider, IBD, presently accounts for approximately 48% of the Company's annual revenue. The Company anticipates adding additional new publications to its list of exclusive customers for its publishing products and services, although there can be no assurance that such additional customers will be added.


COMPETITION


    The market for business information services, including Internet information products and services, is intensely competitive and rapidly changing. Participants in this market range from extremely large and well-capitalized companies to smaller competitors as there are no substantial barriers to entry into such market. The Company's direct competitors for its Internet and Web-based business information service will include Individual, Inc., DeskTop Data, and M.A.I.D. Plc. The Company may also compete, directly or indirectly, for customers and/or information content sources with the following categories of companies: (i) connectivity providers of telephone, cable, wireless and/or other means of accessing the Internet, (ii) large, well-established news and other information providers, such as Dow Jones & Company, Inc., Knight-Ridder, Inc. ("Knight-Ridder"), Pearson Plc, Reed Elsevier Plc. ("Lexis/Nexis"), Reuters America, Inc., and Thompson Financial Networks, Inc., (iii) traditional print media companies that are increasingly searching for opportunities for providing news online, including through the establishment of Web sites on the Internet,
(iv) providers of network-based software systems such as Lotus Development Corporation and Microsoft Corporation, which have allied, or may in the future ally, with competing news and other information providers, (v) third party providers of software which allows PC users to aggregate and filter a variety of news feeds, (vi) consumer online services such as America Online, GEnie CompuServe and Prodigy, (vii) Internet-based news distributors such as ClariNet Communications Corp., Marimba Inc.'s Castanet and the PointCast Network, (viii) search engine providers such as Digital Equipment's Alta Vista Corporation, Excite, Inc., Infoseek Corporation, Lycos, Inc., Verity, Inc. and Yahoo!, Inc., and (ix) companies that offer space for advertising on the Web, including content Web sites.



    Substantially all of the Company's potential competitors have longer operating histories, significantly greater financial, technical and marketing resources and greater name recognition than the Company. Many of these competitors are already well established in the Internet marketplace and therefore have a significant competitive advantage. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their information services and products than the Company. There can be no assurance that the Company's potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements.



    Some of the Company's potential competitors own all or a substantial part of the information content in their databases. The Company does not own any of its content and therefore must license content from providers at substantial cost. Competitors who own their own information have no license fee obligation on their own information, and may limit or preclude access by the Company to their information, which gives such competitors a pricing or other competitive advantage over the Company.

    The Company believes that the overall cost to the consumer of retrieving useful information through an online service is an important competitive factor. This cost includes such elements as subscription fees, usage fees, online charges and other items. The Company could be required to reduce its anticipated subscription or transaction fees or otherwise alter its anticipated pricing structure in response to competitive pressures.


    Increased competition on the basis of price, depth and breadth of services and data sources or other factors could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect the Company's future business, results of operations or financial condition. There can be no assurance that the Company will be able to compete successfully against its competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition. If the Company is unable to compete successfully against its competitors, the Company's business, results of operations and financial condition will be materially adversely affected.


TRADEMARKS AND PROPRIETARY RIGHTS


    The Company regards its SCOOP SMARTGUIDE technology and its other copyrights, trademarks, trade secrets and intellectual property as critical to its success, and the Company has relied, and intends to continue to rely, upon trademark and copyright law and trade secret protection. The Company is also considering patent protection for certain elements of its SCOOP SMARTGUIDE technology. In addition, the Company relies on confidentiality and/or license agreements with its employees, strategic partners and others to protect its proprietary rights. The Company has registered its NEWSMAKERS and FAMEFRAME trademarks in the United States and has recently filed trademark applications to register MEDIAALERT and SCOOP!. The Company is also in the process of pursuing the registration of certain of its other trademarks and tradenames in the United States and (based upon anticipated use) internationally. Effective trademark, copyright, trade secret and possible patent protection may not be available in every country in which the Company's business information products may be distributed or made available through the Internet. There can be no assurance that the steps taken, and anticipated to be taken, by the Company to protect its intellectual property rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, tradenames, trade secrets, patents (if any) and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company.


GOVERNMENT REGULATION


    The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to business generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Reform Act of 1996 (the "1996 Telecommunications Act") imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet (although a trial court recently ruled many of such prohibitions to be unconstitutional). The adoption of the 1996 Telecommunications Act or any other such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's business information products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

POTENTIAL LITIGATION


    In August 1995, the Company's former subsidiary, NewsMakers Information Services, Inc., and Immedia Net, a corporation owned and controlled by Michael
F. Arrigo, executed a letter outlining their mutual understandings regarding the proposed establishment of a new corporation which was to be owned 50% by the NewsMakers subsidiary and 50% by Immedia Net and which was to be organized to take advantage of new business opportunities. Among other things, such letter contemplated that such new corporation would be a distributor of the media information content obtained by the NewsMakers subsidiary through its licenses in connection with the provision of services on the Internet or other online services. Management believes such letter contemplated the negotiation, execution and delivery of a definitive final written agreement and other documents by the parties. The relationship between the NewsMakers subsidiary, on the one hand, and Immedia Net and Mr. Arrigo, on the other hand, deteriorated soon after the execution of such letter and no definitive final written agreement was ever prepared, executed or delivered by either NewsMakers or Immedia Net. In response to a letter sent in January 1996 by the Company's counsel formally terminating all further negotiations between the NewsMakers subsidiary and Immedia Net, Immedia Net formally took the position that the letter between it and NewsMakers was a legally binding contract, that NewsMakers had breached such alleged contract and that Immedia Net intended to take appropriate legal steps to protect its rights if NewsMakers did not commence to abide by the contract's terms. Since such response, the Company has not taken any further action with respect to this matter and the Company is not aware that either Immedia Net or Mr. Arrigo has taken any further action. Although the Company does not believe that a legally binding contract existed between the NewsMakers subsidiary and Immedia Net, there can be no assurance that Immedia Net and Mr. Arrigo will not initiate litigation against the Company as the successor-in-interest to NewsMakers. If litigation is initiated, there can be no assurance that the Company would prevail. The costs of defending any legal action as well as the cost of any judgment that Immedia Net and Mr. Arrigo might obtain against the Company could have a material adverse effect on the Company's business, operating results and financial condition.



EMPLOYEES



    As of December 31, 1996, the Company employed a total of 28 persons, including eight in sales and marketing, five in software development and technical support, eight in layout and operations and seven in general and administrative functions, including management. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its relations with its employees are good.


FACILITIES


    The Company presently leases approximately 6,400 square feet of office space in Santa Ana, California. The lease for the Company's office space is currently $7,290 per month with certain increases over time. The lease expires in September 2000. The Company may lease additional space as its needs require, which additional space the Company believes will be available on acceptable terms.


POSSIBLE ACQUISITIONS


    Subsequent to the completion of this Offering, the Company may pursue possible acquisitions of complementary companies, products or technologies. The Company believes that acquisitions may provide diversification of revenue and enhanced revenue growth. The Company is not presently a party to any discussions, agreements, arrangements or understandings in connection with any such possible acquisition. See "Use of Proceeds" and "Risk Factors--Risks Inherent in Unspecified Potential Acquisitions."

                                   MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


    The following table sets forth certain information with respect to the executive officers, directors and certain key employees of the Company:


NAME                                     AGE                                     POSITION
-----------------------------------      ---      ----------------------------------------------------------------------
Karl-Magnus S. Karlsson............          33   Chairman of the Board
Mark A. Davidson...................          35   President and Chief Financial Officer
Peter Kui..........................          36   Director of Engineering
Bill O'Connell.....................          32   Director of Marketing
Daniel L. Pelekoudas...............          34   Executive Vice President, General Counsel and Secretary
David Blackman.....................          29   Director of NewsMakers
Michael Baum(1)(3).................          34   Vice Chairman of the Board and Chief Technical Advisor
John P. Kensey(1)(3)...............          60   Director
K.C. Craichy(2)....................          34   Director
Nils B.A. Andersson(2).............          43   Director
Michael K. Boone(1)(3).............          35   Director


------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee


(3) Member of the Executive Committee



    The following sets forth information as to the business experience for at least the past five years of each executive officer and director and certain key employees of the Company:



    KARL-MAGNUS S. KARLSSON is a co-founder of the Company and has served as a director of the Company since May 1990 and as the Chairman of the Board of Directors of the Company since the creation of that position in July 1996. Mr. Karlsson served as President and Chief Executive Officer from May 1990 through February 1997. Prior to co-founding the Company, Mr. Karlsson worked for The Interpublic Group, Inc. and its subsidiary, McCann Erickson Worldwide, in various executive-level capacities for approximately three years. Mr. Karlsson holds a B.A. in Communications from California State University at Fullerton and an M.B.A. from the American Graduate School of International Management (Thunderbird), Glendale, Arizona. Mr. Karlsson is the brother-in-law of Mr. Craichy, a director of the Company.



    MARK A. DAVIDSON has served as President of the Company since February 1997 and as Chief Financial Officer since July 1996. From February 1995 through March 1996, Mr. Davidson was the controller at USoft where he was responsible for worldwide accounting, treasury and financial planning activities. He served as the Controller of the Imaging Products Manufacturing Division of Unisys Corporation from October 1992 through January 1995 and the Group Finance Manager of Unisys' Computer Systems Group from January 1990 to September 1992. He received a B.S. in Business Administration, with an emphasis in accounting, from Humboldt State University.



    PETER KUI joined the Company as Director of Engineering in December 1996. From August 1995 through November 1996, Mr. Kui was the Director of Software Development at Quest Software where he architected and led the development of an Intranet document management system. From April 1994 through August 1995, Mr. Kui was a Development Manager at Russell Information Sciences where he led the development of a personal scheduling system. From January 1992 through March 1994, Mr. Kui was a Senior Project Manager at Data General Corporation where he was a technical consultant for client/server software engineering. From October 1988 through January 1992, Mr. Kui was the Software Development Manager at Quotron Data Systems for the International Data Collector, the network hub for collection and normalization of financial information from European and Asian stock exchanges. Mr. Kui attended the University of California at Berkeley where he studied Computer Science.



    BILL O'CONNELL joined the Company as Director of Marketing in November 1996. Prior to joining the Company, Mr. O'Connell was an independent consultant rendering services to firms doing business in electronic commerce. From November 1994 to April 1996, Mr. O'Connell led a $40 million electronic transaction processing division for First Interstate Bank, where he had responsibility for strategic planning, marketing, product management and financial activities. From October 1989 to November 1994, Mr. O'Connell held several positions in marketing, product development and product management for Wells Fargo Bank. Mr. O'Connell received his B.A. in Political Science in 1986 and his M.B.A. in 1989, both from the University of California at Irvine.


    DANIEL L. PELEKOUDAS joined the Company as Executive Vice President, General Counsel and Secretary in June 1996. From August 1994 through June 1996, Mr. Pelekoudas was a corporate attorney with Latham & Watkins, a national law firm, where he specialized in public and private financing transactions, securities, mergers and acquisitions and general corporate matters. From October 1987 through July 1994, Mr. Pelekoudas specialized in the same practice areas as a corporate attorney with the law firm of Pettis, Tester, Kruse & Krinsky. Mr. Pelekoudas received B.A. and J.D. degrees from the University of Michigan and is an active member of the State Bar of California.


    DAVID BLACKMAN joined the Company as Director of NewsMakers in October 1996. Prior to joining the Company, Mr. Blackman served as an assistant platoon commander and operations officer in the United States Navy from June 1990 through July 1993 and attained the rank of Lieutenant. From August 1993 to October 1996 Mr. Blackman was the General Manager of Blackman Limited Jewelers. Mr. Blackman graduated from the United States Naval Academy with a B.S. in Naval Architecture and is currently pursuing an M.B.A. at the University of California at Irvine.



    MICHAEL J. BAUM has been involved in the Company's product efforts since September 1995 and was appointed Vice Chairman and Chief Technical Advisor in July 1996. Mr. Baum co-founded Realty On-Line, Inc. in 1984, which created a consumer-focused financial on-line service which is now operated by Reuters as the Reuters Money Network. Mr. Baum is currently President and Chief Executive of 280, Inc., a San Francisco-based company he co-founded in April 1996 to develop new Internet/Intranet software technologies and services. From June 1994 through March 1996, Mr. Baum was a principal of Advent International, a venture capital firm, and was primarily responsible for Advent's Information Technology investment activities on the West Coast. From February 1993 through April 1994, he was an entrepreneur in residence at CrossPoint Venture Partners, a seed stage venture capital fund. Mr. Baum also co-founded and, from July 1990 through January 1993, served as President and Chief Executive Officer of Pensoft Corporation, a software company which developed database products for wireless devices. Mr. Baum received a B.S. in Computer Science from Drexel University in 1985 and an M.B.A. from the Wharton Business School in 1989.



    JOHN P. KENSEY has served as a director of the Company since June 1996. In March 1990, Mr. Kensey founded Avalon Capital Corporation, a privately-held consulting firm primarily engaged in providing strategic consulting services to emerging growth companies. Mr. Kensey has served as the President and Chief Executive Officer of Avalon Capital Corporation since its inception. Mr. Kensey has held various executive officer and management level positions with The Coca Cola Bottling Company of Los Angeles, Coast Catamaran Corporation, McKinsey & Company, Inc., Mattel, Inc. and a number of privately-held companies. Mr. Kensey holds a B.S. in Industrial Engineering from Stanford University, an M.B.A. from Harvard University and is a Ph.D. candidate with The Peter F. Drucker Graduate Management Center at Claremont McKenna College.



    K. C. CRAICHY has served as a director of the Company since November 1995. Since October 1996, Mr. Craichy been Chairman of the Board of Directors of ARZCO Medical Systems, Inc., a privately-held medical device manufacturer. From June 1994 through October 1996, Mr. Craichy served as the Chairman of the Board of Directors, Chief Executive Officer and President of ARZCO. From May 1991 through June 1994, Mr. Craichy served as President of Synchrotech Medical, a company which was merged into ARZCO Medical Systems, Inc. in June 1994. Prior to May 1991, Mr. Craichy served as the President of KCC International, Inc., a privately-held corporate finance and strategy consulting firm founded by Mr. Craichy in June 1987. Mr. Craichy is the brother-in-law of Mr. Karlsson.


    NILS B.A. ANDERSSON has served as a director of the Company since December 1993. In 1981, Mr. Andersson founded Nils, Inc., a privately-held skiwear manufacturer located in Fountain Valley, California. Mr. Andersson has served as the President and Chief Executive Officer of Nils, Inc. since its inception. Mr. Andersson graduated from Deutsche Bekleidungs Akademie, a leading clothing design school located in Munich, Germany, and also attended the University of Lund in his native Sweden where he studied accounting and political economy.


    MICHAEL K. BOONE has served as a director of the Company since December 1993. In 1984, Mr. Boone founded Boone International, Inc., a privately-held manufacturer of dry erase bulletin boards and other consumer products based in Corona, California. Mr. Boone has served as the President of Boone International, Inc. since its inception. Prior to forming Boone International, Inc., Mr. Boone holds a B.S. in Petroleum Engineering from Stanford University.



    The officers of the Company are elected by the directors and, subject to any employment agreement the Company may enter into with such officers, serve at the discretion of the Board of Directors. The Company does not have employment agreements with any of its officers but anticipates entering into agreements with one or more of its executive officers after the completion of this Offering.



    In 1997, Mr. Davidson assumed the office of President to permit Mr. Karlsson to concentrate on the strategic focus of the Company as its Chairman of the Board. The Company has initiated a search for a Chief Executive Officer with significant experience in the business information service and Internet industries to complete the Company's management team.


BOARD OF DIRECTORS AND COMMITTEES

    The business of the Company's Board of Directors is conducted through full meetings of the Board, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.


    The Executive Committee advises Mr. Davidson concerning the operation of the Company and reviews, evaluates and makes recommendations with respect to specific matters delegated to it by the Board of Directors. The Executive Committee also is responsible for identifying and screening potential Chief Executive Officer candidates. The Executive Committee consists of Messrs. Kensey, Baum and Boone. Mr. Kensey is the Chairman at the Executive Committee.



    The Audit Committee makes recommendations to the Board of Directors regarding the selection of the Company's independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's audit and control functions. The Audit Committee consists of Messrs. Andersson and Craichy. Mr. Andersson is the Chairman of the Audit Committee.



    The Compensation Committee determines the salaries and incentive compensation for employees and consultants of the Company and administers and determines appropriate awards under the Company's Stock Incentive Plan. See "--Stock Incentive Plan." The Compensation Committee consists of Messrs. Kensey, Baum and Boone. Mr. Kensey is the Chairman of the Compensation Committee.



    The directors serve until the next annual meeting of stockholders and the election and qualification of their successors. Upon the satisfaction of certain aspects of California law, the directors will be divided into three classes, each having a term of three years and with a term of one class expiring each year. See "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."

DIRECTORS' COMPENSATION


    Prior to July 1996, directors received no cash compensation for serving on the Company's Board of Directors. Beginning in July 1996, the Company began paying fees to its non-officer and non-employee directors for serving on the Board of Directors and its committees and for their attendance at Board of Director and committee meetings. The Company pays each non-employee director an annual fee of $4,000. Non-employee directors are reimbursed for reasonable expenses incurred by them in attending Board or committee meetings. In addition, non-employee directors are eligible for the grant of stock options under the Stock Incentive Plan. As of December 31, 1996, Mr. Baum has been granted options to purchase 115,000 shares at $2.50 per share, Mr. Kensey has been granted options to purchase 25,000 shares at $2.00 per share and 25,000 shares at $2.50 per share, and Messrs. Boone, Andersson and Craichy have each been granted options to purchase 15,000 shares at $2.00 per share. Each non-employee director will be granted options to purchase 15,000 shares of Common Stock at the fair market value on the date of grant every fourth year during the term of the Stock Incentive Plan following the date on which such non-employee director is first elected or appointed if such non-employee director has continuously served for such period. See "--Stock Incentive Plan." Mr. Baum and Mr. Kensey have also received compensation for consulting services provided to the Company. After the Offering, Mr. Baum will continue to receive compensation for providing consulting services and Mr. Kensey will receive compensation for chairing the Executive Committee. See "Certain Transactions."


EXECUTIVE COMPENSATION


    The following table sets forth information concerning the compensation of Karl-Magnus S. Karlsson, the Company's Chairman of the Board, for the fiscal years ended December 31, 1995 and 1996. No other executive officers of the Company earned in excess of $100,000 of salary and bonus during the fiscal years ended December 31, 1995 and 1996.



                                                                                       ANNUAL COMPENSATION
                                                                             ---------------------------------------
                                                                                                       ALL OTHER
                                                                               YEAR     SALARY(1)   COMPENSATION(2)
                                                                             ---------  ----------  ----------------
Karl-Magnus S. Karlsson
  Chairman of the Board....................................................       1996  $  126,200     $   37,150
                                                                                  1995  $  128,000     $    4,400


------------------------


(1) The $128,000 reported for 1995 includes $76,000 of compensation deferred by Mr. Karlsson from 1995 which the Company commenced paying to Mr. Karlsson in July 1996 in 12 monthly installments of $6,333 each.



(2) The amount shown for 1995 represents life insurance premiums paid by the Company. The amount shown for 1996 represents life, health and disability insurance premiums plus auto lease and insurance payments.


STOCK INCENTIVE PLAN


    The Company's Board of Directors and stockholders adopted the Stock Incentive Plan to promote and advance the interests of the Company and its stockholders by (i) enabling the Company to attract, retain and reward executive officers and other key employees and non-employee directors, and (ii) strengthening the mutuality of interests between participants in the Stock Incentive Plan and the stockholders of the Company in its long-term growth, profitability and financial success by offering stock options and other stock-based awards. The following summary of the Stock Incentive Plan is qualified in its entirety by the Stock Incentive Plan filed as an exhibit to the Registration Statement of which this Prospectus is a part, and is subject to change following review by applicable state regulatory authorities.

    ADMINISTRATION. The Stock Incentive Plan empowers the Company to award or grant from time to time, to executive officers, directors, key employees and key consultants of the Company and its subsidiaries, incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") (ISOs and NQSOs being collectively referred to as "Options"), restricted stock, dividend equivalents, deferred stock, performance awards, and stock appreciation rights ("SARs") (collectively, "Awards"). The Stock Incentive Plan is administered by the Compensation Committee which must consist of at least two directors of the Company who are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee has the sole authority to construe and interpret the Stock Incentive Plan, to make rules and procedures relating to the implementation of the Stock Incentive Plan, to select participants, to establish the terms and conditions of Awards and to grant Awards. All executive officers, key employees, non-employee directors and key consultants of the Company are eligible to receive Awards under the Stock Incentive Plan. Non-employee directors and key consultants are only eligible to receive NQSOs under the Stock Incentive Plan.



    SHARES SUBJECT TO STOCK INCENTIVE PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Stock Incentive Plan is 1,500,000, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization and distribution. For the purpose of computing the total number of shares of Common Stock available for Options under the Stock Incentive Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options previously granted, determined at the date of the grant of such Options. However, if any Options previously granted are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further grants under the Stock Incentive Plan.


    TRANSFERABILITY. No Option granted under the Stock Incentive Plan, and no right or interest therein, shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

    TERM, AMENDMENT AND TERMINATION. The Stock Incentive Plan will terminate in April 2006, except with respect to Options then outstanding. The Board of Directors may amend or terminate the Stock Incentive Plan at any time, except that, to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, the Board of Directors may not, without approval of the stockholders of the Company, make any amendment that would increase the total number of shares covered by the Stock Incentive Plan, change the class of persons eligible to receive Awards granted under the Stock Incentive Plan, reduce the exercise price of Awards granted under the Stock Incentive Plan or extend the latest date upon which Options may be exercised.

    INCENTIVE STOCK OPTIONS.  Options designated as ISOs, within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the Stock Incentive Plan. The number of shares of Common Stock in respect of which ISOs are first exercisable by any participant in the Stock Incentive Plan during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as ISOs that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as NQSOs. ISOs are exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Compensation Committee.

    NONQUALIFIED STOCK OPTIONS. NQSOs may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Compensation Committee shall determine.


    OPTION EXERCISE PRICES. The exercise price of any Option granted under the Stock Incentive Plan shall be at least 100% of the fair market value of the Common Stock on the date of grant. Fair market value per share of Common Stock shall be determined as the average of the closing bid and asked prices per share quoted by the Nasdaq Small Cap Market or the Nasdaq National Market, or as the amount determined in good faith by the Compensation Committee.


    EXERCISE OF OPTIONS. No Options may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Company. Options shall be exercisable upon the payment in full of the applicable option exercise price in cash or, if approved by the Compensation Committee, by instruction to a broker directing the broker to sell the Common Stock for which such Option is exercised and remit to the Company the aggregate exercise price of the Option or, in the discretion of the Committee, upon such terms as the Committee shall approve, in shares of Common Stock then owned by the optionee (at the fair market value thereof at the exercise date).

    RESTRICTED STOCK may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

    DEFERRED STOCK may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

    SARS may be granted in connection with stock options or other Awards, or separately. SARs granted by the Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR intended to quality as performance-based compensation as described in Section 162(m)(4)(C) of the Code, there are no restrictions specified in the Equity Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Compensation Committee in the SAR agreements. The Compensation Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

    DIVIDEND EQUIVALENTS represent the value of the dividends per share paid by the Company, calculated with the reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.


    PERFORMANCE AWARDS may be granted by the Compensation Committee on an individual or group basis. Generally these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance Awards may include "phantom" stock Awards that provide for payments based upon increases in the price of the Common Stock over a predetermined period. Performance Awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock, or in a combination of both.


    STOCK PAYMENTS may be authorized by the Compensation Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as party of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

    DIRECTOR OPTIONS. NQSOs are granted to non-employee directors of the Company pursuant to a formula (the "Director Options"). Under the formula, when a director is initially elected to the Board and is at that time a non-employee director, he or she automatically shall be granted an NQSO to purchase 15,000 shares of Common Stock. During the term of the Stock Incentive Plan, each then current non-employee director shall automatically be granted an NQSO to purchase 15,000 shares of Common Stock during the fourth year from the prior grant on the date of the annual meeting at which he or she is reelected to the Board. The exercise price of the Director Options shall be the fair market value of a share of Common Stock on the date of grant. Each Director Option becomes exercisable in cumulative annual installments of one-third on each of the first, second and third annual meeting of shareholders that are subsequent to the date of grant, subject to the director's continued service as a director; provided, however, to the extent permitted by Rule 16b-3, the Board may accelerate the exercisability of the Options upon the occurrence of certain specified extraordinary corporate transactions or events and provided further, that in any event, upon the occurrence of a "Change in Control" of the Company (as defined in the Stock Incentive Plan) all outstanding Director Options shall become immediately exercisable. No portion of a Director Option shall be exercisable after the tenth anniversary of the date of grant and no portion of a Director Option shall be exercisable upon the expiration of one year following the director's termination of services as a director of the Company.



    AWARDS GRANTED. As of December 31, 1996, the Company has granted an aggregate of 622,500 Options to the executive officers, non-employee directors, key employees and consultants of the Company. Such Options generally have ten year terms and vest as to 25% of the shares of Common Stock covered thereby at the end of each of the first four years after their date of grant. Of such Options, 155,000 are currently exercisable. No other Awards have been granted. The Company anticipates granting Options exercisable into approximately 230,000 shares of Common Stock at the Offering Price to the Company's employees at or immediately prior to the effective date of this Offering.


INDEMNIFICATION AND LIMITATION OF LIABILITY


    The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.


    Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

    Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Company is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

    In furtherance of the objectives of the Indemnification Provision, the Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Certificate and Bylaws (the "Indemnification Agreements"). The Company believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, the Indemnification Agreements provide that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

    The provisions eliminating personal liability and affording indemnification described above are, and for some period following the consummation of this Offering will be, limited in certain respects by California law. See "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."

    The California General Corporation Law provides that a corporation governed by California law may include provisions in its charter relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of the Company or its stockholders or that involves the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Company or its stockholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its stockholders, (vi) any improper transaction between a director and the Company in which the director has a material financial interest, or (vii) the making of an illegal distribution to stockholders or an illegal loan or guaranty.

    The inclusion of provisions limiting liability of the Company's officers and directors may have the effect of reducing the likelihood of derivative litigation against the officers and directors and may discourage or deter stockholders or management from bringing a lawsuit against the officers and directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

    The Company maintains directors' and officers' liability insurance in favor of its directors and executive officers.

                              CERTAIN TRANSACTIONS


    In November 1995, the Company redeemed all of the shares of common stock of the Company's predecessor owned by Mr. Michael Del Rey, a co-founder and former officer of the Company, for $12,000 in cash and an unsecured noninterest-bearing promissory note for $88,000. Pursuant to the written agreement governing the redemption, the Company issued 64,527 shares of Common Stock to Mr. Del Rey for nominal consideration in July 1996. In connection with such transactions, Mr. Del Rey agreed not to compete with the business of the Company and its NewsMakers subsidiary for a period of five years in consideration of payments of $2,000 per month during such time period. The Company also appointed Mr. Del Rey to serve as an independent sales representative for a minimum term of 12 months and reimbursed Mr. Del Rey an aggregate of $7,500 for certain office and equipment lease expenses incurred by him in establishing himself as an independent sales representative.



    In November and December 1995, Stanley Berk and Associates ("SBA"), a general partnership comprised of Stanley Berk and Stephen Grayson, principal stockholders of the Company, loaned the Company an aggregate of $150,000 in exchange for an 8% convertible promissory note issued by the Company. In June 1996, the Company exercised its right to redeem the note in exchange for 71,760 shares of Common Stock. In February 1997, in settlement of various disputes arising between the Company and Mr. Karlsson, on the one hand, and SBA and Messrs. Berk and Grayson, on the other hand, the Company agreed to pay to each of these stockholders $30,000 in twelve monthly payments of $2,500, the Company granted a warrant to Mr. Grayson exercisable into 11,250 shares of Common Stock, and Mr. Karlsson granted an option to Mr. Berk exercisable into 11,250 shares of Common Stock. Both the option and the warrant have exercise prices set at 120% of the initial public offering price of the Common Stock. The Company granted certain registration rights with respect to the shares of Common Stock issuable upon exercise of the warrant and option and also agreed to register 28,302 shares owned by Mr. Grayson by including them in the Registration Statement of which this Prospectus is a part. See "Resale of Outstanding Shares."



    In December 1995, Mr. Karlsson and his spouse collectively gifted 25,168 shares of Common Stock to Mr. Craichy, his spouse and two minor children. In the same month, Mr. Karlsson also granted Mr. Craichy an option to purchase 25,168 additional shares of Common Stock owned by Mr. Karlsson at $1.99 per share. The option expires in June 1997. Mr. Craichy is a director of the Company and Mr. Karlsson's brother-in-law.



    In March 1996, Mr. Karlsson gifted 5,033 shares of Common Stock to Mr. Michael Boone and 5,033 shares of Common Stock to Mr. Nils Andersson. Messrs. Boone and Andersson are directors of the Company.



    In April 1996 and July 1996, the Company issued an aggregate of 34,663 and 5,000 shares, respectively, of Common Stock as stock bonuses to an aggregate of fourteen executive officers, non-employee directors and key employees of the Company for services rendered at a deemed issuance price equal to $2.00 per share.



    Concurrently with a private placement of Common Stock and cancelable warrants conducted by the Company during June and July 1996, Mr. Karlsson privately sold to certain of the Selling Security Holders an aggregate of 150,000 shares of Common Stock for total cash consideration of $448,500. Purchasers of such shares of Common Stock have received registration and other rights identical to those received by investors in the Company's private placement and such shares have been included in the Registration Statement of which this Prospectus is a part. See "Resale of Outstanding Shares."



    In July 1996, the Company granted options to certain consultants periodically utilized by the Company to render advice concerning various business, financial and strategic matters. Options to purchase 5,000 shares of Common Stock exercisable at $2.50 per share were granted to each of Mr. Cliff Friedman and Mr. Pete Peterson. Mr. Karlsson also gifted 5,000 shares to Mr. Peterson in May 1996.


    In October 1996, the Company issued a warrant to Bell & Howell in connection with entering into a license agreement with UMI. The warrant gives Bell & Howell the right to purchase 550,000 shares of

Common Stock of the Company and is exercisable for a period of three years. The warrant is exercisable at the following exercise prices: 300,000 shares at $6.50 per share, 150,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share. In the event Bell & Howell exercises its warrant for at least 300,000 shares by September 15, 1997, Bell & Howell can either (i) purchase up to an additional 200,000 shares at $6.50 per share by September 15, 1997, or (ii) purchase up to an additional 50,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share by October 31, 1999. If Bell & Howell fully exercises its warrant, it will own approximately 9.8% of the Common Stock of the Company based on the number of shares expected to be outstanding upon consummation of the Offering. See "Business UMI Relationship," "Principal Stockholders" and "Description of Capital Stock--Warrants."



    Messrs. Baum and Kensey, directors of the Company, perform certain consulting services on behalf of the Company. Mr. Baum has been granted stock options to acquire 115,000 shares of Common Stock at $2.50 per share and, since June 1996, has received $5,000 per month for assisting the Company in its development of products, technology and strategic partnerships and participating in engineering reviews and recruitment. Mr. Baum may also be entitled to receive a cash bonus of $20,000 at the discretion of the Board of Directors. At the request of the Company, Mr. Kensey provides consulting services on an hourly fee basis. As of December 31, 1996, the Company had paid Mr. Kensey $32,900 for consulting services including assisting in the development of the Company's operating plan, establishing the relationship with UMI and providing financial and accounting advice. The compensation was based on Mr. Kensey's customary consulting fees for providing similar services. Mr. Kensey has also been granted stock options to acquire 10,000 shares of Common Stock at $2.00 per share and 25,000 shares at $2.50 per share in consideration of consulting services provided to the Company.



    In February 1997, the Company borrowed $150,000 from Gabriel Kaplan, a principal stockholder of the Company. The loans were made at 9.75% simple interest payable together with principal on April 30, 1997. The principal amount of this loan can be increased to up to $350,000 by endorsement by the Company and Mr. Kaplan. The Company intends to repay the loan from the proceeds of the Offering. As additional consideration for the loan, the Company issued a warrant exercisable into 15,000 shares of Common Stock at $4.50 per share. In the event the principal amount of the loan is increased, Mr. Kaplan would be entitled to receive additional warrants. The warrants are not exercisable until February 1998 and expire in February 2002. The Company has granted certain registration rights with respect to the shares of Common Stock issuable on exercise of the warrant.



    In February 1997, the Company borrowed $75,000 from each of two individuals who have pre-existing business relationships with the Representative. The Representative did not receive any renumeration for bringing these lenders and the Company together.



    The terms of some of these transactions involve conflicts between the interests of the related parties and the Company. The Company believes, however, that the consideration exchanged reflects fair value in all of the transactions set forth above. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, both prior to the Offering and immediately following completion of the Offering, by (i) each person who beneficially owns 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, and (iii) all directors and executive officers of the Company as a group:


                                                                                 SHARES BENEFICIALLY OWNED(1)
                                                                       ------------------------------------------------
                                                                                     PERCENT OWNED
                                                                                   IMMEDIATELY PRIOR    PERCENT OWNED
                                                                       NUMBER OF        TO THE        IMMEDIATELY AFTER
NAME AND ADDRESS(2)                                                      SHARES       OFFERING(3)      THE OFFERING(3)
---------------------------------------------------------------------  ----------  -----------------  -----------------
Karl-Magnus S. Karlsson(4)...........................................   1,471,116           39.2%              29.1%
Bell & Howell(5).....................................................     550,000           14.7%               9.8%
Stanley Berk(6)......................................................     231,077            6.2%               4.6%
Gabriel Kaplan (7)...................................................     206,666            5.5%               4.1%
Stephen Grayson(8)...................................................     206,064            5.5%               4.1%
Larry R. Gordon(9)...................................................     193,333            5.2%               3.8%
K. C. Craichy(10)(11)................................................      54,086            1.4%                 *
Michael Baum(12).....................................................      50,000            1.3%                 *
John P. Kensey(13)(14)...............................................      45,000            1.2%                 *
Nils B.A. Andersson(11)..............................................       8,753              *                  *
Michael K. Boone(11).................................................       8,753              *                  *
All directors and executive officers as a group                         1,682,540           43.0%              32.3%
  (10 persons)(15)...................................................


------------------------

*   Less than one percent.

(1) The persons named in the table, to the Company's knowledge, have sole voting and sole dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Except as noted in these footnotes, the stockholders' address is at the Company's executive offices.


(3) Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but are not deemed outstanding as to any other person. The Percent Owned Immediately Prior to the Offering is calculated based on 3,752,497 shares of Common Stock outstanding as of the date of this Prospectus and the Percent Owned Immediately After the Offering is calculated based upon 5,052,497 shares of Common Stock outstanding assuming the issuance and sale of the 1,300,000 shares of Common Stock offered hereby by the Company.



(4) Includes an aggregate of 10,066 shares owned of record by Mr. Karlsson's two minor children and 503,327 shares owned of record by AMKEK Limited Partnership, a family limited partnership ("AMKEK"). Mr. Karlsson has voting power with respect to the shares held by AMKEK and his spouse has sole dispositive power with respect to such shares. Also includes an aggregate of 69,394 shares which are subject to options Mr. Karlsson has granted to various third parties.



(5) Represents shares subject to a warrant which is currently exercisable. Bell & Howell's address is 5215 Old Orchard Road, Skokie, Illinois 60077. Does not include shares underlying additional warrants that may be granted to Bell & Howell under certain circumstances. See "Business--UMI Relationship" and "Certain Transactions."



(6) Includes 11,250 shares subject to an option granted by Mr. Karlsson which is currently exercisable.



(7) Mr. Kaplan's business address is c/o City National Bank, 400 N. Roxbury Dr., Beverly Hills, California 90210. Includes 83,333 shares owned by Mr. Kaplan as plan administrator for Rotunda Productions, Inc. MPO.



(8) Includes 121,385 shares owned by Mr. Grayson, 73,429 shares owned by the Stephen P. Grayson Profit Sharing Plan, and 11,250 shares subject to a warrant granted by the Company which is currently exercisable.

(9) Includes 66,667 shares subject to Mr. Gordon's Consultant Warrant, which is currently exercisable, 98,333 shares owned by Mr. Gordon and 28,333 shares owned by Lexington Ventures, Inc., of which Mr. Gordon is a principal.



(10) Includes an aggregate of 15,101 shares owned of record by Mr. Craichy's spouse and two minor children. Also includes 25,168 shares owned by Mr. Karlsson which are subject to an option granted by Mr. Karlsson to Mr. Craichy.



(11) Includes 3,750 shares subject to Options that are currently exercisable and excludes 11,250 shares subject to Options that are not exercisable within 60 days.



(12) Includes 40,000 shares subject to Options that are currently exercisable and excludes 75,000 shares subject to Options that are not exercisable within 60 days.



(13) Excludes 15,000 shares subject to Options that are not exercisable within 60 days.



(14) Includes 35,000 shares subject to Options that are currently exercisable. Also includes 10,000 shares owned by the John P. and Susan S. Kensey Family Trust, of which Mr. Kensey is a trustee.



(15) Includes 156,250 shares subject to Options that are currently exercisable and excludes 293,750 shares subject to Options that are not exercisable within 60 days.


                          RESALE OF OUTSTANDING SHARES


    This Prospectus relates to the sale by the Company of 1,300,000 shares of Common Stock. A separate Prospectus is being filed with the Registration Statement of which this Prospectus is a part which relates to the sale by the Selling Security Holders of the Selling Security Holders' Shares. None of the Selling Security Holders' Shares being offered for resale by the Selling Security Holders is being underwritten by the Underwriters.



    The Company will not receive any of the proceeds of the sale of the Selling Security Holders' Shares by the Selling Security Holders, although it will receive the exercise price for the Consultant Warrants when and if they are exercised. None of the Selling Security Holders had any position, office or material relationship with the Company or its affiliates during the last three years except for: (i) the three holders of the Consultant Warrants, each of whom received his portion of the Consultant Warrants in exchange for agreeing to provide certain corporate development consulting services to the Company during 1996; (ii) Gabriel Kaplan, who made a loan of $150,000 to the Company in February 1997 in exchange for a promissory note and the warrants to purchase Common Stock; and Mr. Grayson, who entered into a settlement agreement with the Company in February 1997. See "Certain Transactions" and "Description of Capital Stock--Warrants" and "Certain Transactions."



    Prior to this Offering, the Selling Security Holders collectively held 1,657,322 shares of Common Stock (including the 200,000 shares of Common Stock issuable upon the full exercise of the Consultant Warrants). Assuming the sale of all of the Selling Security Holders' Shares pursuant to the separate Prospectus referred to above, the Selling Security Holders will collectively own 252,170 shares of Common Stock.



    Each of the Selling Security Holders has agreed not to sell, pledge, assign or otherwise transfer any shares of Common Stock during the one-year period following the effective date of this Prospectus; provided, however, that 28,302 of the shares owned by Mr. Grayson are subject to a 90-day restriction. Such "lock-up" restrictions may be waived by the Representative in its sole discretion. In such event, any sales permitted by the Representative may be effected through the Representative and the Representative will be entitled to receive its customary compensation in connection therewith. Although the Representative does not have any arrangements or understandings with any Selling Security Holders regarding the waiver of any such lock-ups, any permitted sales by the Selling Security Holders during such twelve-month period could adversely affect the price of and any market for the Common Stock. See "Risk Factors-- Possible Adverse Effect of Future Sales of Securities on Market Price."

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware and California law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK


    As of December 31, 1996, there were 3,752,497 shares of Common Stock held of record by 108 stockholders. There will be 5,052,497 shares of Common Stock outstanding after completion of this Offering. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Company does not currently intend to declare or pay cash dividends on the Common Stock in the foreseeable future, but rather intends to retain any future earnings to finance the expansion of its businesses. See "Dividend Policy." Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to stockholders after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock.


    The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. All of the outstanding shares of Common Stock are, and the shares to be sold in this Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders of the Company, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting powers of the holders of the Common Stock and the market price of the Common Stock. Issuance of preferred stock may also have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may discourage bids for the Common Stock at a premium over the market price.

WARRANTS


    In June 1996, the Company issued The Boston Group, L.P. (the "Dealer Manager") warrants to purchase 92,667 shares of Common Stock exercisable at a price equal to $3.30 per share (the "Dealer Manager Warrants") in consideration for its services as dealer manager in two private placements of Common Stock and cancelable warrants. The Dealer Manager Warrants are exercisable for a period of three years commencing December 1997. The Company has granted certain registration rights to the Dealer Manager with respect to the shares of Common Stock issuable upon exercise of these warrants.



    In June 1996, the Company issued the Consultant Warrants to Larry Gordon, Steven Eagon and Henry Wilf, none of whom was an affiliate of the Company, in consideration of their agreement to provide certain corporate development services to the Company. The Consultant Warrants are exercisable into an aggregate of 200,000 shares of Common Stock for a period of five years at an exercise price equal to $2.55 per share. The shares of Common Stock issuable upon exercise of the Consultant Warrants have been included in the Registration Statement of which this Prospectus is a part and comprise a portion of the Selling Security Holders' Shares. See "Resale of Outstanding Shares." The holders of the Consultant Warrants have agreed not to offer, sell, grant an option, transfer, assign, pledge, hypothecate or otherwise encumber the Consultant Warrants or any shares of stock received upon exercise of the Consultant Warrants for 12 months from the effective date of this Offering without the prior written consent of the Representative.



    In October 1996, the Company issued a warrant to Bell & Howell in connection with entering into a license agreement with Bell & Howell. The warrant gives Bell & Howell the right to purchase 550,000 shares of Common Stock of the Company and is exercisable for a period of three years. The warrant is exercisable at the following exercise prices: 300,000 shares at $6.50 per share, 150,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share. In the event Bell & Howell exercises its warrant for at least 300,000 shares by September 15, 1997, Bell & Howell can either (i) purchase up to an additional 200,000 shares at $6.50 per share by September 15, 1997, or (ii) purchase up to an additional 50,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share by October 31, 1999. The warrant also gives Bell & Howell the right, subject to certain limitations, to require the Company to register for public resale the shares of Common stock underlying the warrant.



    In February 1997, the Company issued a warrant to Mr. Grayson in connection with a settlement agreement. This warrant gives Mr. Grayson the right to purchase up to 11,250 shares of Common Stock at a price per share equal to 120% of the initial public offering price of the Common Stock, subject to adjustment. The warrant expires in February 2000.



    In connection with a loan obtained by the Company in February 1997, the Company issued a warrant to Mr. Kaplan exercisable into 15,000 shares of Common Stock at $4.50 per share one year after issuance and expiring five years after issuance (the "Bridge Warrant"). In the event Mr. Kaplan agrees to increase the principal amount of the loan to the Company, he will receive additional Bridge Warrants exercisable into 200 shares of Common Stock for each $1,000 additional principal amount loaned to the Company, up to a maximum of 40,000 additional shares, each on the same terms as the initial Bridge Warrant. The Company has granted certain registration rights with respect to the shares of Common Stock issuable upon exercise of the Bridge Warrants.



    In connection with a $150,000 line of credit established by the Company in February 1997, the Company issued a warrant to the lender exercisable into 7,500 shares of Common Stock at $5.50 per share thirteen months after issuance and expiring five years after issuance (the "LOC Warrant"). The lender will receive another 50 warrants for every $1,000 of principal drawn on the line of credit up to $120,000 and 75 warrants for every $1,000 of principal drawn above $120,000 to $150,000, up to a maximum aggregate of 15,750 shares, on the same terms as the initial LOC Warrant. The Company granted certain registration rights with respect to the shares of Common Stock issuable upon exercise of the LOC Warrants.



    Concurrent with the consummation of this Offering, the Company has agreed to sell to the Representative for an aggregate of $50 the Representative Warrant to purchase up to 130,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price per share of Common Stock. See "Underwriting."



    As of December 31, 1996, none of the warrants described above had been exercised.

GOVERNING LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company is subject to the laws of the states of Delaware and California because the Company is incorporated in Delaware but is domiciled and transacts most of its business in California. Set forth below is a description of certain provisions of Delaware and California law applicable to the Company.

    DELAWARE LAW. Upon the consummation of this Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (Section 203"), an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless such transaction was approved in the manner prescribed by law or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


    The Company's Bylaws provide for a Board of Directors classified into three classes, with the Directors elected at the Company's first annual meeting at which the classification provision is enabled divided into three classes and serving initial terms expiring at each of the next three annual stockholders' meetings, respectively. Thereafter, Directors in each class will be elected for three year terms. All directors elected to the Company's classified Board of Directors will serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which such new position is assigned, and the person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of Directors in which the vacancy occurred. After classification of the Board of Directors, Directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors.



    The Company's Bylaws also provide that, for nomination to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not less than the later of sixty days prior to the special meeting and ten days following the day on which public announcement of the meeting is first made by the Company. Only such business shall be conducted at a special meeting of stockholders as is brought before the meeting pursuant to the Company's notice of meeting. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice, and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting. Special meetings of stockholders may be called only by the Chairman of the Board or the President of the Company or by the majority of the whole Board of Directors.



    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the The Bylaws require a 66 2/3% vote for any amendment to or repeal of the Company's Bylaws by the stockholder. Such 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future by required pursuant to the terms of any Preferred Stock that might then be outstanding. The Bylaws may also be amended or repealed by a majority vote of the Board of Directors.

    The provisions of the Company's Bylaws discussed above could make more difficult or discourage a proxy contest or other change in the management of the Company or the acquisition or attempted acquisition of control by a holder of a substantial block of the Company's stock. It is possible that such provisions could make it more difficult to accomplish, or could deter, transactions which stockholders may otherwise consider to be in their best interests.


    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that Directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as Directors, except for liability (i) for any breach of their duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends of unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derives an improper personal benefit. The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its Directors and officers to the fullest extent permitted by Delaware law and advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided. See "Management--Indemnification and Limitation of Liability."

    CALIFORNIA LAW. Section 2115 of the California General Corporation Law ("Section 2115") provides that certain provisions of the California General Corporation Law shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.


    An entity such as the Company is subject to Section 2115 if, on a consolidated basis, the average of the property factor, payroll factor and sales factor (as those terms are defined by the California Revenue and Taxation Code) is more than 50 percent deemed to be in California during its latest full income year and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to a corporation with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the Company currently would be deemed to meet the factors discussed above and does not currently qualify as a national market security on NASDAQ, it is subject to
Section 2115.



    During the period that the Company is subject to Section 2115, the provisions of the California General Corporation Law regarding the following matters are made applicable to the exclusion of the law of the State of
Delaware: (i) general provisions and definitions; (ii) annual election of directors; (iii) removal of directors without cause; (iv) removal of directors by court proceedings; (v) filling of director vacancies where less than a majority in office elected by shareholders; (vi) directors' standard of care;
(vii) liability of directors for unlawful distributions; (viii) indemnification of directors, officers and others; (ix) limitations on corporate distributions of cash or property; (x) liability of a stockholder who receives an unlawful distribution; (xi) requirements for annual stockholders meetings; (xii) stockholders' right to cumulate votes at any election of directors; (xiii) supermajority vote requirements; (xiv) limitations on sales of assets; (xv) limitations on mergers; (xvi) reorganizations; (xvii) dissenters' rights in connection with reorganizations; (xviii) required records and papers; (xix) actions by the California Attorney General; and (xx) rights of inspection.


TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is                  .

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this Offering, 5,052,497 shares of Common Stock will be outstanding, assuming that the Underwriters' over-allotment option to purchase 195,000 shares is not exercised and excluding (i) the 130,000 shares underlying the Representative Warrant, (ii) the 200,000 shares underlying the Consultant Warrants, (iii) up to 750,000 shares underlying the warrant to Bell & Howell, (iv) the 11,250 shares underlying the warrant to Mr. Grayson, (v) up to 55,000 shares underlying the Bridge Warrants, (vi) up to 15,750 shares underlying the LOC Warrants, (vii) the 92,667 shares underlying the Dealer Manager Warrants, (viii) the 622,500 shares of Common Stock underlying Options granted pursuant to the Company's Stock Incentive Plan as of December 31, 1996, and (ix) up to 877,500 shares of Common Stock underlying Options which may be granted in the future pursuant to the Company's Stock Incentive Plan. In addition, although it has no present intention to do so, the Company could issue additional Common Stock or preferred stock or other securities convertible into Common Stock. See "Management--Stock Incentive Plan" and "Description of Capital Stock."



    Of the 5,052,497 shares outstanding upon the completion of this Offering, the 1,300,000 shares offered by the Company and the 1,205,152 shares offered by the Selling Security Holders (1,405,152 shares upon exercise of the Consultant Warrants) will be registered under the Securities Act by the Registration Statement of which this Prospectus is a part and will therefore be freely tradeable following the expiration or termination of any "lock-up" agreement described below without further registration unless purchased by an "affiliate" of the Company. See "Resales of Outstanding Securities." The Company has granted certain registration rights with respect to the Common Stock underlying the outstanding warrants and intends to file a registration statement on Form S-8 under the Securities Act registering the resale of the Common Stock underlying the Options and available for issuance under the Stock Incentive Plan. The remaining 2,547,345 outstanding shares of Common Stock will be "restricted securities" as defined in Rule 144 under the Securities Act and may not be sold unless registered under the Securities Act or pursuant to an exemption therefrom.



    In general, under recent changes to Rule 144 which will be in effect not later than 60 days after the date of this Prospectus, a person (or persons whose shares are required to be aggregated) who has satisfied a one-year holding period may, under certain circumstances, commencing 90 days after the date of this Prospectus, sell within any three-month period, in ordinary brokerage transactions or in transactions directly with a market maker, a number of shares of Common Stock equal to the aggregate of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares of Common Stock without any quantity limitations by a person who is not an "affiliate" of the Company and who has owned the shares for at least two years.



    Approximately 2,472,345 of the outstanding shares of Common Stock will have satisfied the holding periods under Rule 144 at the completion of this Offering. Of these 2,472,345 shares, approximately 523,000 shares will be freely tradeable without restriction under Rule 144. Shares of Common Stock beneficially owned by the Company's officers and directors (other than 50,000 shares beneficially owned by Mr. Karlsson) are subject to a "lock-up" agreement whereby such officers and directors have agreed not to directly or indirectly sell, transfer or encumber any shares of Common Stock owned by them for a period of one year from the effective date of this Offering without the prior written consent of the Representative. In addition, all of the Selling Security Holders' Shares and all but 21,700 shares owned by Mr. Berk are subject to the same one-year lock-up, other than the 28,302 shares being registered for Mr. Grayson which are subject to a 90-day lock-up. See "Underwriting." The Company intends to make a public announcement in the event that a material amount of securities subject to the lock-up arrangement are released prior to the expiration of the term of such arrangement if such announcement is required by the federal securities laws.



    Prior to the Offering, there has been no public market for the Common Stock. Future sales of Common Stock made pursuant to this Prospectus, Rule 144 or otherwise, or the availability of Common Stock for sale, could adversely effect prevailing market prices for the Common Stock. See "Risk Factors-- Possible Adverse Effect of Future Sales of Securities on Market Price."

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), the Underwriters named below, represented by the Representative, have severally but not jointly agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the respective number of shares of Common Stock indicated below opposite their names at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the 1,300,000 shares of Common Stock being offered hereby, if any are purchased.



                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
Shamus Group, Inc................................................................

                                                                                   ----------
    Total........................................................................



    The Representative's principal business is to underwrite and sell securities and to operate as a full-service brokerage firm. This is the first public offering which the Representative will underwrite. See "Risk
Factors--Inexperienced Representative."



    The Boston Group, L.P. (the "Dealer Manager"), an NASD member firm, acted as Dealer Manager in connection with certain private placements of securities conducted by the Company in May through July 1996. In connection with such private placements, the Dealer Manager received a ten percent commission and a three percent non-accountable expense allowance, was reimbursed for certain expenses and received Dealer Manager Warrants to purchase 92,667 shares of Common Stock at $3.30 per share. See "Description of Capital Stock--Warrants."



    The Company initially retained the Dealer Manager to act as the managing underwriter in connection with the Offering. In January 1997, the Company elected to retain the Representative to act as managing underwriter of the Offering. The decision to retain the Representative was made because the Company believes that the Representative is familiar with the Company and its business and was better able to complete the Offering within the timeframe required by the Company's business plan. In consideration of the expenditures made and services performed by the Dealer Manager in connection with the structuring of the Offering as well as the preparation and filing of the Registration Statement of which this Prospectus is a part, the Representative has agreed to pay the Dealer Manager, out of the non-accountable expense allowance payable to the Representative, a fee equal to one and one-half percent of the gross proceeds from the sale of all shares of Common Stock offered hereby. To date, the Company has paid the Representative $15,000 of such fee.


    The Company has been advised by the Representative that the Underwriters propose to offer shares to the public at the initial public offering set forth on the cover page of this Prospectus, and to certain securities dealers at such
price less a concession of not more than $      per share, and that the
Underwriters and such dealers may reallot to other dealers, including the
Underwriters, at a discount not in excess of $      per share. After the initial
public offering, the public offering price and concessions and discounts may be changed by the Representative. No reduction in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


    The Company has granted the Underwriters an option, exercisable within 45 days after the date of the Prospectus, to purchase up to an aggregate of an additional 195,000 shares of Common Stock, solely to cover over-allotments, if any, at the same price per share of Common Stock being paid by the Underwriters for the 1,300,000 shares of Common Stock being offered by the Company hereby.



    The Company has agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds from the sale of all shares of Common Stock offered hereby, one half of which will be paid to the Dealer Manager as described above, $15,000 of which has been advanced to the Dealer Manager. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.



    The Underwriters have informed the Company that they do not expect any sales or shares of Common Stock offered hereby to be made by the Underwriters to any accounts over which they exercise discretionary authority.



    The Company has agreed to sell to the Representative and/or, at the option of the Representative, any of the Underwriters, for an aggregate of $50 the Representative Warrant to purchase up to 130,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price per share of Common Stock. The Representative Warrant may not be transferred prior to exercise and is exercisable during the four-year period commencing one year from the date of this Prospectus.



    Except as described below, each of the Company's executive officers, directors, and certain other principal stockholders, have agreed not to, directly or indirectly, offer, offer to sell, sell, grant an option to purchase or sell, transfer, assign, pledge, hypothecate or otherwise encumber any shares of Common Stock owned by them for a period of one year from the completion of the Offering without the prior written consent of the Representative. In addition, each of the Selling Security Holders has agreed not to sell, pledge, assign or otherwise transfer any shares of Common Stock during the one-year period following the effective date of this Prospectus; provided that one Selling Security Holder has agreed to a 90 day "lock-up" with respect to 28,302 shares of Common Stock. However, any of such "lock-up" restrictions may be waived by the Representative in its sole discretion. In such event, the Representative may require any such sales to be effected through the Representative or such other broker dealer(s) as the Representative may allow and the Representative (or such other broker-dealer(s)) will be entitled to receive its customary compensation in connection therewith. Although the Representative does not have any plans, proposals, arrangements or understandings with any Selling Security Holders regarding the waiver of any such lock-ups, any permitted sales by the Selling Security Holders during such 12-month period could adversely affect the price of and any market for the Common Stock. Notwithstanding the foregoing, Mr. Karlsson and Stanley Berk hold 50,000 and 21,700 shares, respectively, which are not registered and are not covered by their respective lock-up agreements.


    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act or will contribute to payments the Underwriters may be required to make in respect thereof. The Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the shares of Common Stock offered hereby and the exercise price and other terms of the Representative Warrant have been determined by negotiations between the Company and the Representative. The major factors considered in determining the initial public offering price of the Common Stock were the prevailing market conditions, the market price relative to earnings, cash flow and assets for publicly traded common stock of comparable companies, the sales and earnings of the Company and comparable companies in recent periods, the Company's earning potential, the experience of its management and the position of the Company in the industry. The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at the initial public offering price.



    The Company has agreed that the Representative shall have the right, from time to time, for a period not to exceed three years after completion of the Offering, to have an individual selected by the Representative attend all meetings of the Board of Directors of the Company as a non-voting observer. In addition, pursuant to the Underwriting Agreement, for a period not to exceed three years following completion of the Offering the Company has agreed not to conduct certain securities and other transactions without the prior consent of the Representative.


    The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Representative, the Company and the Securities and Exchange Commission. See "Additional Information."


    The Representative and/or any other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock offered hereby. Such transactions may take a variety of forms including syndicate short covering transactions and penalty bid provisions requiring the forfeiture of commissions or discounts by broker-dealers who participate in the Offering in the event that shares allotted to such broker-dealers in the Offering are resold within a specified period of time following the Offering.



    ABC Capital Markets Group ("ABC"), which is controlled by Pete Peterson, has provided financial advisory and other services to the Company as a consultant beginning in the fourth quarter of 1995. Mr. Peterson is an affiliate of L.H. Friend, Weinress, Frankson & Presson, Inc., a member of the NASD. As compensation for services rendered by Mr. Peterson in July 1996 the Company issued Mr. Peterson an option to purchase 5,000 shares at the fair market value of the Common Stock at such time ($2.50 per share). In addition, through December 31, 1996, the Company had paid ABC an aggregate of $19,800 for advisory services rendered in 1996. It is anticipated that additional fees of no more than $18,000 will be paid to ABC for services rendered in 1996 and in the first quarter of 1997.



    In appreciation of advisory services provided by Mr. Peterson to the Company during the fourth quarter of 1995 and the first quarter of 1996, in May 1996 Mr. Karlsson gifted 5,000 shares of his personally-held Common Stock to Mr. Peterson, which resulted in a compensation charge to the Company of approximately $10,000.



                                 LEGAL MATTERS


    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Costa Mesa, California. Certain legal matters will be passed upon for the Underwriters by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.

                                    EXPERTS


    The financial statements as of December 31, 1996 and for the years ended December 31, 1995 and 1996 included in this Prospectus, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern, appearing herein, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock registered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. This information also can be obtained from the Commission's Web site at http://www.sec.gov.

                                  SCOOP, INC.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
INDEPENDENT AUDITORS' REPORT...............................................................................        F-2

FINANCIAL STATEMENTS:

Balance sheet..............................................................................................        F-3

Statements of operations...................................................................................        F-4

Statements of stockholders' deficit........................................................................        F-5

Statements of cash flows...................................................................................        F-6

Notes to financial statements..............................................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Scoop, Inc.:

    We have audited the accompanying balance sheet of Scoop, Inc. (the Company) as of December 31, 1996 and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scoop, Inc. as of December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming Scoop, Inc. will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has incurred recurring operating losses and has an accumulated deficit of $3,374,100 at December 31, 1996. The Company's ability to continue as a going concern is dependent upon future events, including the successful development and market acceptance of its service and its ability to secure sufficient additional sources of financing to complete its development program and generate revenues sufficient to cover its cost structure. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Costa Mesa, California


February 17, 1997 (except for information
  in Note 11, for which the date is February 25, 1997 and
  information pertaining to the reincorporation
  described in Note 1 as to which the date
  is             , 1997)



    The accompanying financial statements include the effects of the reincorporation of the Company in the State of Delaware which is anticipated to be consummated prior to the closing of this offering and will result in an increase in the number of shares of common and preferred stock authorized. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the reincorporation, which is described in Note 1 of the notes to financial statements and assuming that from February 17 1996 to the date of such reincorporation no other events will have occurred that would effect the accompanying financial statements and notes thereto.



DELOITTE & TOUCHE LLP



Costa Mesa, California
February 26, 1996

                                  SCOOP, INC.

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                                     ASSETS


                                                                                                       PRO FORMA
                                                                                                         1996
                                                                                            1996       (NOTE 1)
                                                                                         -----------  -----------
                                                                                                      (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents..............................................................  $   262,400
Accounts receivable, net of allowance for doubtful accounts $100,900...................      115,900
Prepaid expenses.......................................................................      187,500
Income tax refund receivable (Note 8)..................................................       15,400
                                                                                         -----------
  Total current assets.................................................................      581,200
EQUIPMENT, at cost, net of accumulated depreciation and amortization (Notes 2 and 9)...      305,100
COVENANT NOT-TO-COMPETE, net of amortization (Note 10).................................       77,300
OTHER ASSETS...........................................................................        8,200
                                                                                         -----------
                                                                                         $   971,800
                                                                                         -----------
                                                                                         -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable.......................................................................  $   415,000  $   415,000
Accrued payroll........................................................................      133,000      133,000
Accrued royalty (Note 9)...............................................................      284,200      284,200
Other accrued liabilities..............................................................       32,300       32,300
Current portion of capital lease obligations...........................................      100,900      100,900
Current portion of covenant not-to-compete obligation..................................       18,400       18,400
                                                                                         -----------  -----------
  Total current liabilities............................................................      983,800      983,800
CAPITAL LEASE OBLIGATIONS, net of current portion (Note 9).............................       76,800       76,800
COVENANT-NOT-TO-COMPETE OBLIGATION, net of current portion (Note 10)...................       62,200       62,200
COMMITMENTS AND CONTINGENCIES (Note 9)
MANDATORILY REDEEMABLE COMMON STOCK, 926,664 issued and outstanding--actual; none
  issued and outstanding--pro forma (Note 5)...........................................    2,302,500
STOCKHOLDERS' DEFICIT (Notes 5, 6, 7 and 10):
Preferred stock $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.001 par value; 20,000,000 shares authorized; 2,825,833 (December 31,
  1996) shares issued and outstanding--actual; 3,752,497 shares issued and
  outstanding--pro forma...............................................................  $     2,800  $     3,700
Additional paid-in capital.............................................................      725,600    3,027,200
Accumulated deficit....................................................................   (3,374,100)  (3,374,100)
Deferred compensation..................................................................      192,200      192,200
                                                                                         -----------  -----------
  Total stockholders' deficit..........................................................   (2,453,500)    (151,000)
                                                                                         -----------  -----------
                                                                                         $   971,800  $   971,800
                                                                                         -----------  -----------
                                                                                         -----------  -----------


      See independent auditor's report and notes to financial statements.

                                  SCOOP, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                           1995          1996
                                                                                        -----------  -------------
Net sales.............................................................................  $   968,600  $   1,395,900
Cost of sales.........................................................................      534,100        833,200
                                                                                        -----------  -------------
    Gross profit......................................................................      434,500        562,700

Operating expenses:
  Research and development............................................................      186,600        601,700
  Selling and marketing...............................................................      175,100        396,500
  General and administrative (Note 6).................................................      637,900      1,710,300
                                                                                        -----------  -------------
                                                                                            999,600      2,708,500
                                                                                        -----------  -------------
Operating loss........................................................................     (565,100)    (2,145,800)
Interest expense, net.................................................................       36,000         21,500
                                                                                        -----------  -------------
Loss before provision for income taxes................................................     (601,100)    (2,167,300)
Provision for income taxes (Note 8)...................................................        1,600          1,600
                                                                                        -----------  -------------
Net loss..............................................................................  $  (602,700) $  (2,168,900)
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Net loss applicable to common stock (Note 1)..........................................               $  (2,283,900)
                                                                                                     -------------
                                                                                                     -------------
Net loss per common share (Note 1)....................................................  $     (0.12) $       (0.62)
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Weighted average common shares outstanding (Note 1)...................................    4,863,000      3,673,000
                                                                                        -----------  -------------
                                                                                        -----------  -------------

      See independent auditor's report and notes to financial statements.

                                  SCOOP, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                          COMMON STOCK       ADDITIONAL
                                      ---------------------    PAID-IN    ACCUMULATED     DEFERRED
                                        SHARES     AMOUNT      CAPITAL      DEFICIT     COMPENSATION      TOTAL
                                      ----------  ---------  -----------  ------------  -------------  -----------
BALANCE, January 1, 1995............   5,033,270  $   5,000   $  --        $ (228,700)    $  --        $  (223,700)
Repurchase of shares (Note 10)......  (2,516,635)    (2,500)                  (97,500)                    (100,000)
Ascribed value of transferred shares
  (Note 6)..........................                             12,000                                     12,000
Net loss............................                                         (602,700)                    (602,700)
                                      ----------  ---------  -----------  ------------  -------------  -----------
BALANCE, December 31, 1995..........   2,516,635      2,500      12,000      (928,900)                    (914,400)
Issuance of shares in repayment of
  debt (Note 10)....................      71,760        100     154,900                                    155,000
Net proceeds from issuance of common
  stock (Note 6)....................     113,248        100     224,900                                    225,000
Proceeds from issuance of common
  stock (Note 10)...................      20,000                 40,000                                     40,000
Stock bonus (Note 6)................      39,663                 81,800                                     81,800
Ascribed value of transferred shares
  (Note 6)..........................                             50,800                                     50,800
Issuance of shares (Note 10)........      64,527        100     161,200      (161,300)
Increase in redemption value of
  redeemable shares of common stock
  (Note 5)..........................                                         (115,000)                    (115,000)
Net loss............................                                       (2,168,900)                  (2,168,900)
Deferred compensation (Note 6)......                                                        192,200        192,200
                                      ----------  ---------  -----------  ------------  -------------  -----------
BALANCE, December 31, 1996..........   2,825,833  $   2,800   $ 725,600    $(3,374,100)   $ 192,200    $(2,453,500)
                                      ----------  ---------  -----------  ------------  -------------  -----------
                                      ----------  ---------  -----------  ------------  -------------  -----------


      See independent auditor's report and notes to financial statements.

                                  SCOOP, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                              1995        1996
                                                                                            ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................................................................  $(602,700) $(2,168,900)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...........................................................     35,800      105,400
  Stock bonus (Note 6)....................................................................                  81,800
  Ascribed value of transferred shares (Note 6)...........................................     12,000       50,800
  Deferred compensation...................................................................                 192,200
  Changes in:
    Accounts receivable...................................................................        900      (93,800)
    Publishing materials..................................................................     (1,800)      14,600
    Prepaid expenses......................................................................                (187,500)
    Income tax refund receivable..........................................................    (17,200)       1,800
    Other assets..........................................................................                  (8,200)
    Accounts payable......................................................................    143,500      187,000
    Accrued payroll.......................................................................     60,400       36,000
    Accrued royalty.......................................................................    100,000      134,200
    Other accrued liabilities.............................................................    (34,300)      (1,600)
                                                                                            ---------  -----------
      Net cash used in operating activities...............................................   (303,400)  (1,656,200)
CASH FLOWS FROM INVESTING ACTIVITIES--Purchase of equipment...............................                (166,700)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on line of credit.............................................    136,000     (150,000)
Proceeds from convertible note payable....................................................    150,000
Repayment of note payable to stockholder..................................................                 (88,000)
Proceeds from note payable--Other (Note 4)................................................     57,500
Repayment of note payable--Other (Note 4).................................................                 (57,500)
Repayment of capital lease obligations....................................................    (27,100)     (56,300)
Repayment of covenant not-to-compete obligation...........................................                 (16,700)
Proceeds from issuance of common stock (Notes 6 and 10)...................................                 265,000
Proceeds from bridge notes................................................................                 400,000
Repayment of bridge notes.................................................................                (400,000)
Proceeds from issuance of redeemable common stock (Note 5)................................               2,187,500
Redemption of common stock (Note 10)......................................................    (12,000)
                                                                                            ---------  -----------
      Net cash provided by financing activities...........................................    304,400    2,084,000
                                                                                            ---------  -----------
INCREASE IN CASH AND CASH EQUIVALENTS.....................................................      1,000      261,100
CASH AND CASH EQUIVALENTS:
  Beginning of year.......................................................................        300        1,300
                                                                                            ---------  -----------
  End of year.............................................................................  $   1,300  $   262,400
                                                                                            ---------  -----------
                                                                                            ---------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--Cash paid during the year for:
  Interest................................................................................  $  11,500  $    32,200
                                                                                            ---------  -----------
                                                                                            ---------  -----------
  Income taxes............................................................................  $  17,200  $     3,200
                                                                                            ---------  -----------
                                                                                            ---------  -----------
SCHEDULE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:
Contractual obligations incurred for the acquisition of equipment.........................             $   125,000
                                                                                                       -----------
                                                                                                       -----------
Note payable exchanged for common stock (Note 10).........................................  $  88,000
                                                                                            ---------
                                                                                            ---------
Contractual obligation incurred in exchange for noncompetition agreement..................  $  97,000
                                                                                            ---------
                                                                                            ---------
Increase in redemption value of redeemable shares of common stock (Note 5)................             $   115,000
                                                                                                       -----------
                                                                                                       -----------
Common stock issued in repayment of debt and accrued interest (Note 10)...................             $   155,000
                                                                                                       -----------
                                                                                                       -----------

      See independent auditor's report and notes to financial statements.

                                  SCOOP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--Scoop, Inc. (the Company), formerly Karlsson-DelRey Communications, Inc., was incorporated in California in May 1990. On November 5, 1993, the Company formed a wholly-owned subsidiary, Newsmakers Information Services, Inc. (Newsmakers or the subsidiary). In May 1996, the Company changed its corporate name to Scoop, Inc. In November 1996, the Company merged the subsidiary into itself. The accompanying financial statements have been restated to reflect this reorganization, which has been accounted for on a basis similar to a pooling of interests.


    DESCRIPTION OF BUSINESS--The Company is principally engaged in developing SCOOP!, an internet delivered business information service, and marketing printed media reproductions. The Company plans to use SCOOP! and the Company's proprietary SCOOP SMARTGUIDE-TM- technology which is under development, to provide customers with a combination of information delivering capabilities for accessing information from a variety of databases and the Internet's World Wide Web. The market for the Company's business information services is highly competitive and may be affected by technology changes. Changes in technology and other market conditions could adversely impact future operating results of the Company. Additionally, the Company's future operating success is largely dependent on its ability to successfully complete the development of SCOOP! and market its proprietary technology, including its SCOOP SMARTGUIDE-TM-technology.



    GOING CONCERN AND MANAGEMENT'S PLANS--Through December 31, 1996, the Company has incurred significant operating losses and expects significant additional losses in the future. The Company plans to finance its operations primarily through the proceeds from the Company's proposed initial public offering. The Company believes that the estimated net proceeds of such offering, existing cash and cash equivalents and bridge financing obtained from certain investors (Note
11) will satisfy its budgeted cash requirements for the nine months subsequent to completion of the offering, based on the Company's current operating plan. The Company's current operating plan shows that at the end of such period, the Company will require substantial additional capital. Moreover, if the Company is unsuccessful in raising the full estimated net proceeds of the offering or experiences unanticipated cash requirements during the nine-month period or experiences delays in the development and marketing of its SCOOP! business information service, the Company could require additional capital to fund its operations, continue research and development programs, and commercialize any products that may be developed. The Company may seek such additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.


    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

    CONCENTRATION OF CONTENT PROVIDERS--The Company's content providers for its NewsMakers services include approximately four content providers for which the Company acts on an exclusive outsourcing agency basis, and approximately 20 additional content providers for which the Company acts as outsourcing agent on a nonexclusive basis and a smaller number of content providers for which the Company acts

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on a project-by-project basis. One exclusive content provider presently provides the content for approximately 48% of the Company's annual revenue. The Company anticipates adding additional new publications to its list of exclusive content providers for its publishing products and services, although there can be no assurance that such additional content providers will be added.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and investments purchased with original maturities of three months or less.

    EQUIPMENT--Equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over a four-year period for computer and office equipment. Leasehold improvements are amortized over the term of the related lease if less than the estimated service life.

    The Company accounts for long-lived assets (primarily equipment) under Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The statement also requires that assets to be disposed of should be written down to fair value less selling costs.

    REVENUE RECOGNITION--Revenues from product sales are recognized upon shipment of product to customers who principally consist of corporate and professional entities. The Company offers credit to its customers, performs ongoing credit evaluations and generally does not require collateral.

    INCOME TAXES--Income taxes are recorded in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and tax basis of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

    SOFTWARE DEVELOPMENT COSTS--Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Through December 31, 1996, software development has been substantially completed concurrently with the establishment of technological feasibility, and accordingly, no costs have been capitalized to date.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 1995 and 1996, management believes that the carrying amount of cash and cash equivalents, accounts receivable, accounts

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) payable and accrued liabilities approximate fair value because of the short maturity of these financial instruments. The carrying value of the Company's capital leases is considered to approximate fair value based upon current borrowing rates offered to the Company.

    STOCK SPLIT--In May 1996, the Company effected a 1,006.654-for-1 stock split of its then outstanding common stock. All share and per share amounts included in the accompanying financial statements have been restated to reflect the stock split.

    REINCORPORATION--The Company is preparing for an initial public offering. Prior to the consummation of this offering, the Company will reincorporate in the State of Delaware. The accompanying financial statements include the effects of the reincorporation and resulting increase in the number of common stock authorized to 20,000,000 shares and the authorization of 5,000,000 shares of preferred stock.

    NET LOSS APPLICABLE TO COMMON STOCK--Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 6b, net loss applicable to common stock for the period presented has been calculated by adding to the net loss the increase in the redemption value of redeemable shares of common stock.

    NET LOSS PER COMMON SHARE--Net loss per common share has been computed by dividing the net loss by the weighted average number of common shares and redeemable common shares outstanding during the period. Additionally, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4d, stock options and warrants granted during the twelve months prior to the date of the initial filing of the Company's Form SB-2 Registration Statement have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding as of the beginning of each period net loss per share is presented.

    PRO FORMA LIABILITIES AND STOCKHOLDERS' EQUITY--In September 1996, the Company began preparing for an initial public offering of its common stock. Upon the completion of an initial public offering, the mandatory redemption rights associated with certain shares of common stock will terminate (Note 5). The accompanying pro forma information as of December 31, 1996 gives effect to the termination of such redemption rights.

2. EQUIPMENT

    Equipment consists of the following at December 31, 1996:

Computer equipment...............................................  $ 379,600
Furniture and fixtures...........................................     54,700
Leasehold improvements...........................................     38,300
                                                                   ---------
                                                                     472,600
Accumulated despreciation and amortization.......................   (167,500)
                                                                   ---------
                                                                   $ 305,100
                                                                   ---------
                                                                   ---------

    Included in equipment as of December 31, 1996 is $274,600 of equipment held under capital leases. The related accumulated amortization amounted to $128,700 at December 31, 1996.

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

3. LINE OF CREDIT

    Outstanding borrowings under the line of credit agreement were repaid in June 1996 at which time the credit facility was terminated.

4. NOTE PAYABLE--OTHER

    Note payable--other consisted of a 10% unsecured demand note payable to a financing institution. The principal sum of $57,500, plus accrued interest of $2,150, was repaid in full in June 1996.

5. REDEEMABLE SHARES OF COMMON STOCK


    In July 1996, the Company completed two separate private placements (the May and June Private Placements) aggregating 926,664 shares of common stock (the Redeemable Shares) for $2,178,200 (net of offering costs of $592,400). Holders of the Redeemable Shares have cumulative voting rights and are entitled to share ratably in dividends, if any. The Redeemable Shares must be redeemed by the Company in the event that the Company fails to complete an initial public offering of its common stock and to have its common stock quoted for trading on a national securities exchange or NASDAQ by December 1998. The redemption price is equal to the greater of the issuance price plus a return of 10% compounded annually, or the aggregate fair market value. During the year ended December 31, 1996, the Company increased the mandatorily redeemable common stock and accumulated deficit by $115,000 to increase the carrying value of the Redeemable Shares to approximate redemption value. In the event the Company completes an initial public offering of its common stock and the common stock is quoted for trading on a national securities exchange or NASDAQ by December 1998, the redemption rights associated with the Redeemable Shares will terminate.


    In connection with the May and June Private Placements, the Company issued to each purchaser of redeemable common stock an equal number of cancelable warrants for aggregate consideration of $9,300, the deemed value of the warrants. Each cancelable warrant entitles the holder to purchase one share of common stock at either $2.50 (May Private Placement) or $3.00 (June Private Placement) per share. The cancelable warrants will become exercisable in July 1998, unless the Company either consummates an initial public offering of its stock or offers to redeem all Redeemable Shares issued in the May and June Private Placements for $6.00 per share. In either case, the cancelable warrants become null and void. Holders of cancelable warrants are not entitled to receive dividends, vote, consent, exercise any preemptive right or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter.

6. STOCKHOLDERS' DEFICIT

    STOCK BONUS--In April 1996, the Company issued an aggregate of 34,663 shares of the Company's common stock at a deemed fair market value of $2.00 per share as a stock bonus to 14 key employees or consultants of the Company. Compensation expense of $69,300 was recorded in connection with this stock bonus.

    In July 1996, the Company issued 5,000 shares of the Company's common stock as a stock bonus to an employee. Compensation expense of $12,500 ($2.50 per share) was recorded concurrent with the issuance of the common stock, which the Company's Board of Directors deemed to be the fair value of the stock at the date of grant.

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

6. STOCKHOLDERS' DEFICIT (CONTINUED)
    PRIVATE PLACEMENT OF STOCK--In April 1996, the Company completed the private placement of 113,248 shares of its common stock, yielding net proceeds of $225,000.

    OTHER--During the years ended December 31, 1995 and 1996, the Company's president and majority stockholder gifted certain shares of his personally-held common stock to various directors, consultants and employees of the Company. These transactions resulted in the Company's recording an increase to general and administrative expense and additional paid-in capital of $12,000 and $50,800, respectively, which the Company deemed the fair value of the gifted stock at the dates of the transactions.

7. STOCK OPTION PLAN

    STOCK OPTION PLAN--In April 1996, the Company adopted its 1996 Stock Incentive Plan (the 1996 Plan), as subsequently amended in October 1996, which provides for the grant of stock options and other awards to certain officers, key employees, consultants or other persons affiliated with the Company. The maximum number of shares of common stock that may be issued pursuant to the 1996 Plan is 1,500,000. Following the adoption of such plan, the Company granted options to purchase an aggregate of 402,500 shares of the Company's common stock at prices ranging from $2.00 to $5.00 per share, which the Company's Board of Directors deemed to be equal to, or in excess of, fair market value of the common stock at the dates of grants, to employees of the Company. Additionally, options were granted for the purchase of up to 220,000 common shares at prices ranging from $2.00 to $5.00 per share to certain nonemployees of the Company. The Company will record compensation expense equivalent to the fair value of the options granted to nonemployees, totaling approximately $91,000. As options to purchase 75,000 shares vested upon grant, the Company recorded $32,300 at the date of grant. The remaining amount will be recorded ratably over the four-year vesting periods of the respective options. At December 31, 1996, the Company had recorded $41,000 of deferred compensation expense associated with these stock option grants.

    CONSULTANT WARRANTS--In June 1996, the Company granted warrants to purchase up to 200,000 shares of the Company's common stock at a price of $2.55 per share, which the Company deemed to be equal to the fair market value of the stock at the date of grant, to certain consultants of the Company. As these warrants vested upon grant, the Company recorded compensation expense equivalent to the fair value of these warrants, totaling $119,200. In connection with the May and June Private Placements, the Company granted warrants to purchase up to 92,667 shares of common stock at a price of $3.30 to its underwriter.

    CONTENT PROVIDER WARRANTS--In October 1996, the Company entered into an agreement with a third party giving the Company the right to access and resell certain proprietary database information. Pursuant to such agreement, the Company granted warrants to purchase up to 550,000 shares of the Company's common stock with exercise prices of $6.50 (300,000 shares), $10.00 (150,000 shares), and $15.00 (100,000 shares) to a third party. As these warrants vest immediately, the Company recorded compensation expense equivalent to the fair value of the warrants totaling approximately $32,000. Additionally, the third party will be granted additional warrants to purchase shares of the Company's common stock (the additional warrants) if they exercise 300,000 warrants by September 1997. If the third party elects to exercise the additional warrants by September 1997, the additional warrants will total 200,000 and have an exercise price of $6.50 per share. If the third party exercises the warrants subsequent to September 1997, the additional warrants will aggregate 150,000 with exercise prices of $10.00 per share (50,000 shares) and $15 per share (100,000 shares).

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

7. STOCK OPTION PLAN (CONTINUED)
    The following table summarizes the activity under the 1996 Plan along with common stock warrant activity for the periods indicated:


                                                                             WEIGHTED                             WEIGHTED
                                                                PRICE OF      AVERAGE               PRICE RANGE    AVERAGE
                                                    OPTIONS      OPTION      EXERCISE               OF WARRANT    EXERCISE
                                                  OUTSTANDING    GRANTS        PRICE     WARRANTS     GRANTS        PRICE
                                                  -----------  -----------  -----------  ---------  -----------  -----------
Outstanding at December 31, 1995................      --                                    --
1996 grants.....................................     242,500    $    2.00                  200,000   $    2.55
                                                     245,000         2.50                   92,667        3.30
                                                      20,000         3.00                  300,000        6.50
                                                      14,000         4.00                  150,000       10.00
                                                     101,000         5.00                  100,000       15.00
                                                  -----------                            ---------
Outstanding at December 31, 1996................     622,500                 $    2.76     842,667                $    6.84
                                                  -----------                            ---------
                                                  -----------                            ---------


    At December 31, 1996, 155,000 options and 200,000 warrants to purchase shares were exercisable. The weighted average exercise price of the exercisable options and warrants is $2.63 and $2.55, respectively.


    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages but does not require companies to record compensation cost for employee stock option grants. The Company has chosen to continue to account for employee option grants using Accounting Principles Board (APB) No. 25. Accordingly, no compensation expense has been recognized for employee stock option grants. Had compensation expense for the employee stock option grants been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company's net loss and net loss per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below:


Net loss applicable to common stock:
  As reported...................................................  $(2,283,900)
  Pro forma.....................................................  $(2,425,100)
Net loss per common share:
  As reported...................................................  $    (0.62)
  Pro forma.....................................................  $    (0.67)


    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996: zero dividend yield, expected volatility of 1%, risk-free interest rate of 5.2% and expected lives of ten years.

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

8. INCOME TAXES

    The reconciliation of income tax expense computed at U.S. federal statutory rates to income tax expense for each of the two years in the period ended December 31, 1996 is as follows:

                                                                         1995         1996
                                                                      -----------  -----------
Tax at U.S. federal statutory rates.................................  $  (206,200) $  (759,000)
State income taxes..................................................      (16,000)    (107,200)
Other...............................................................        5,600       10,300
Change in valuation allowance.......................................      218,200      857,500
                                                                      -----------  -----------
    Total income tax expense........................................  $     1,600  $     1,600
                                                                      -----------  -----------
                                                                      -----------  -----------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31, 1996:

Deferred tax assets:
  State income taxes............................................  $      600
  Depreciation..................................................     (17,700)
  Accruals not currently deductible.............................     103,500
  Net operating losses..........................................   1,075,100
                                                                  ----------
                                                                   1,161,500
  Valuation allowance...........................................  (1,161,500)
                                                                  ----------
    Total net deferred tax assets...............................  $   --
                                                                  ----------
                                                                  ----------

    At December 31, 1996, the Company has federal and state tax loss carryforwards of approximately $2,700,000 and $1,300,000 which expire in 2011 and 2001, respectively. Utilization of these federal and state loss carryforwards is limited to approximately $300,000 annually as a result of Internal Revenue Code Section 382 change of ownership rules.

9. COMMITMENTS AND CONTINGENCIES

    LEASES--The Company leases its main operating facility on a month-to-month basis. The Company leases certain equipment under both capital and operating lease agreements. Rent expense for the years ended December 31, 1995 and 1996 was $84,700 and $39,400, respectively.

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Minimum annual payments under these agreements as of December 31, 1996 are as follows:

                                                                         CAPITAL    OPERATING
                                                                         LEASES       LEASES
                                                                       -----------  ----------
Year ending December 31:
  1997...............................................................  $   112,600  $   88,400
  1998...............................................................       62,300      92,200
  1999...............................................................       23,100      96,000
  2000...............................................................        5,200      74,100
                                                                       -----------  ----------
Total minimum lease payments.........................................      203,200  $  350,700
                                                                                    ----------
                                                                                    ----------
Amount representing interest.........................................      (25,500)
                                                                       -----------
Present value of future minimum lease payments.......................      177,700
Current portion......................................................     (100,900)
                                                                       -----------
Long-term portion....................................................  $    76,800
                                                                       -----------
                                                                       -----------

    CONTRACTUAL AGREEMENTS--As discussed in Note 7, the Company has entered into an agreement with a third party enabling the Company to access and resell certain proprietary database information. The terms of the agreement provide for minimum royalty payments of $296,000 (1997), $570,000 (1998) and $652,500 (1999)
during the initial term of this agreement.

    LITIGATION--The Company is currently involved in litigation incidental to its business. In the opinion of management, the ultimate resolution of such litigation will not have a significant effect on the accompanying financial statements. Additionally, the Company has been threatened with the commencement of litigation related to a business venture the Company chose not to pursue. Whether the threatened litigation will actually commence and the potential impact on the financial condition of the Company is presently unknown.

10. RELATED PARTY TRANSACTIONS

    CONVERTIBLE NOTE PAYABLE--In October 1995, a current stockholder of the Company loaned the Company $150,000 in exchange for an 8% promissory note convertible into 71,760 shares of the Company's common stock. In June 1996, the Company exercised its right of redemption and issued to this stockholder 71,760 shares of common stock.

    REPURCHASE OF STOCK--Pursuant to an agreement dated October 5, 1995, as subsequently amended, the Company repurchased all of the shares that were then owned by a co-founder and former officer of the Company in exchange for a $12,000 cash payment and a $88,000 promissory note. This stock repurchase resulted in a decrease in capital of $2,500 and an increase of $97,500 in accumulated deficit. In addition, the Company agreed to issue to this former officer 64,527 shares of the Company's common stock. In July 1996, the Company issued these shares and recorded an addition to common stock and paid-in capital and a reduction to accumulated deficit of $161,300 ($2.50 per share) which the Company's Board of Directors deemed to be the fair value of the stock at the date of issuance. Such shares of common stock have registration rights in an initial public offering or subsequent offering.

                                  SCOOP, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

10. RELATED PARTY TRANSACTIONS (CONTINUED)
    The unsecured noninterest-bearing $88,000 note payable issued in connection with the stock repurchase from the co-founder was repaid in full in January 1996.

    The Company also entered into a noncompetition agreement with the former officer. Under the terms of the agreement, payments of $2,000 will be made in monthly installments over a term of five years, beginning December 1995. The Company has established the related asset and liability associated with this agreement, based upon an imputed interest rate of 8%. The covenant not-to-compete is being amortized over the five-year term of the covenant. Amortization expense of $2,000 and $19,700 was recorded for the years ended December 31, 1995 and 1996, respectively.

    OTHER--In April 1996, the Company entered into an agreement with its former counsel to issue 20,000 shares of common stock for $2.00 per share, which the Company's Board of Directors deemed to be the fair value of the stock at the date of the agreement. The Company issued the shares in June 1996, yielding net proceeds of $40,000.

11. SUBSEQUENT EVENTS


    OPTIONS--In February 1997, in settlement of various disputes arising between the Company, the Company's chairman and two stockholders of the Company, the Company agreed to pay to these stockholders a total of $60,000 in twelve equal monthly payments of $5,000 and granted to one stockholder a warrant to purchase 11,250 shares of the Company's common stock. Additionally, the chairman has granted to the other stockholder an option to purchase 11,250 shares of his personally-held stock. Both the option and the warrant expire in three years, vest at the earlier of July 1997 or upon the completion of an initial public offering and have exercise prices set at 120% of the initial public offering price of the Company's common stock or, if the Company does not complete an initial public offering by June 30, 1997, $7.20 per share.



    BRIDGE NOTES--In February 1997, two separate individuals each loaned $75,000 to the Company in exchange for the Company's promissory notes. The borrowings are unsecured, bear interest at 9.75% and mature at the earlier of March 31, 1997, or upon the completion of an initial public offering.



    In February 1997, the Company borrowed $150,000 from a shareholder of the Company. The loan is unsecured, bears interest at 9.75% and matures April 30, 1997. As additional consideration of the loan, the Company granted to this shareholder a warrant to purchase 15,000 shares of the Company's common stock at $4.50 per share, which the Company believed to be below the fair market price at the date of grant. The estimated fair value (determined using an option pricing model) of the warrants, $30,100, will be recorded as an increase to paid-in capital and expense over the term of the two-month loan. The warrants become exercisable in February 1998.



    LINE OF CREDIT--In February 1997, the Company entered into a credit agreement with an independent third party, which provides for maximum borrowings of $150,000. The line of credit is collateralized by accounts receivable, bears interest at 9.5% and has a commitment term expiring in August 1997. Any borrowings outstanding are payable in full in November 1997. In lieu of paying a loan processing fee, the Company granted to this individual a warrant to purchase up to 15,750 shares of the Company's common stock at $5.50 per share, which the Company believed to be equal to the fair market value at the date of grant. The Company will record expense equivalent to the fair value of the warrants (determined using an option pricing model) totaling approximately $19,400. The warrants become exercisable in March 1998.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN ITS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR AND THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS NOT QUALIFIED TO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           8
Use of Proceeds................................          19
Dividend Policy................................          19
Capitalization.................................          20
Dilution.......................................          21
Selected Financial Data........................          22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          23
Business.......................................          28
Management.....................................          36
Certain Transactions...........................          45
Principal Stockholders.........................          47
Resale of Outstanding Shares...................          48
Description of Capital Stock...................          49
Shares Eligible for Future Sale................          53
Underwriting...................................          54
Legal Matters..................................          56
Experts........................................          56
Additional Information.........................          57
Index to Financial Statements..................         F-1


                            ------------------------


    UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                        1,300,000 SHARES OF COMMON STOCK


                                  [SCOOP LOGO]

                                  SCOOP, INC.

                                ----------------

                                   PROSPECTUS
                               ------------------


                               SHAMUS GROUP, INC.



                                           , 1997


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY   , 1997


                                   PROSPECTUS

                                     [LOGO]


                      1,205,152 SHARES OF COMMON STOCK AND
                    200,000 SHARES OF COMMON STOCK ISSUABLE
                      UPON EXERCISE OF CONSULTANT WARRANTS


                               ------------------


    This Prospectus relates to the registration by Scoop, Inc. (the "Company"), at its expense, for the account of certain non-affiliated security holders (the "Selling Security Holders") of 1,205,152 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 200,000 shares of Common Stock issuable by the Company upon exercise of certain consultant warrants previously issued by the Company to three of the Selling Security Holders (the "Consultant Warrants") (the 1,205,152 shares of Common Stock and the 200,000 shares of Common Stock issuable upon exercise of the Consultant Warrants offered by the Selling Security Holders being sometimes collectively referred to herein as the "Selling Security Holders' Shares"). The Selling Security Holders' Shares are not being underwritten in this Offering and the Company will not receive any proceeds from the sale of the Selling Security Holders' Shares. See "Selling Security Holders." Subject to certain contractual restrictions, an aggregate of 1,205,152 of the Selling Security Holders' Shares may be sold by the Selling Security Holders or their respective transferees commencing on the date of this Prospectus. The remaining 200,000 of the Selling Security Holders' Shares may be sold by the Selling Security Holders or their respective transferees only after the Consultant Warrants have been exercised. Sales of the Selling Security Holders' Shares may depress the price of the Common Stock in any market that may develop therefor. See "Prospectus Summary--The Offering," "Selling Security Holders," "Dilution" and "Risk Factors--Possible Adverse Effect of Future Sales of Securities on Market Price."



    This Prospectus also relates to the registration by the Company for its own account of 1,300,000 shares of Common Stock issued by the Company pursuant to a separate Prospectus (the "Primary Offering Prospectus") filed with the Registration Statement of which this Prospectus is a part. This Prospectus, except for this Cover Page, the back Cover Page and the information contained herein under the headings "Selling Security Holders" and "Plan of Distribution" is identical to the Primary Offering Prospectus. This Prospectus includes certain information that may not be pertinent to the sale of the Selling Security Holders' Shares by the Selling Security Holders.


    Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will exist after this Offering.

                            ------------------------


  THE COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK
       AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND
                 "DILUTION" BEGINNING ON PAGES 8 AND 21,
                 RESPECTIVELY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------


                    The date of this Prospectus is   , 1997

    The sale of the Selling Security Holders' Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holders' Shares, through a combination of such methods of sale or otherwise. See "Plan of Distribution." Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holders' Shares pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

                            SELLING SECURITY HOLDERS


    An aggregate of 1,205,152 shares of Common Stock and 200,000 shares of Common Stock issuable by the Company upon the exercise in full of the Consultant Warrants are being registered in this Offering for the account of the Selling Security Holders. All of the Selling Security Holders' Shares (other than the 200,000 shares of Common Stock issuable by the Company upon exercise of the Consultant Warrants) may be sold by the Selling Security Holders or their respective transferees commencing on the date of this Prospectus. The 200,000 shares of Common Stock issuable by the Company upon exercise of the Consultant Warrants may be sold by the applicable Selling Security Holders or their respective transferees only after the Consultant Warrants have been exercised by such Selling Security Holders in accordance with their terms. Sales of shares of Common Stock by the Selling Security Holders or their respective transferees may depress the price of the Common Stock in any market that may develop therefor. See "Risk Factors--Possible Adverse Effect of Future Sales of Securities on Market Price."



    The following table sets forth certain information with respect to persons for whom the Company is registering such shares of Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of such shares of Common Stock by the Selling Security Holders, although the Company will receive the proceeds from the exercise, if any, of the Consultant Warrants. None of the Selling Security Holders has had any position, office or material relationship with the Company or its affiliates during the last three years except for: (i) the three holders of the Consultant Warrants, each of whom provided the Company with certain corporate development consulting services during 1996 as consideration for the Company's issuance of the Consultant Warrants to him; (ii) Gabriel Kaplan, who made a loan of $150,000 to the Company in February 1997 in exchange for a promissory note and the warrants to purchase Common Stock; and (iii) and Mr. Grayson, who entered into a settlement agreement with the Company in February 1997. See "Description of Capital Stock--Warrants" and "Certain Transactions." The Selling Security Holders' Shares are not being underwritten by the Underwriters.



                                                                      NUMBER OF                      NUMBER OF
                                                                     SHARES OWNED    NUMBER OF     SHARES OWNED
NAME OF SELLING                                                         BEFORE      SHARES BEING       AFTER
SECURITY HOLDER(1)                                                     OFFERING      REGISTERED     OFFERING(2)
------------------------------------------------------------------  --------------  ------------  ---------------
Stanley S. Arkin..................................................        33,333         33,333              0
Lestor C. Aroh....................................................        16,667         16,667              0
Cold Spring Ventures, Inc.(3).....................................        11,073          5,537          5,536
Toby Costen(4)....................................................         8,333          8,333              0
Michael Del Rey...................................................        64,527         64,527              0
Steven Eagon......................................................        70,833(5)      70,833              0
Gerald F. Edelstein...............................................         4,167          4,167              0
Nathan Eisen......................................................         8,333          8,333              0
John Ellison, Jr. and Mia C. Ellison..............................        33,333         33,333              0
Carl Engdahl......................................................        30,000         15,000         15,000
Robert A. Finkelstein.............................................        40,000         40,000              0
Robert Gault & Thelma Gault.......................................        33,333         33,333              0
Larry R. Gordon...................................................       165,000(6)     165,000              0
Stephen P. Grayson(7).............................................       121,385         15,094        106,291
Stephen P. Grayson Profit Sharing Plan(7).........................        73,429         13,208         60,221
International Venture Capital Advisors Technology Inc.............        42,078         21,039         21,039
The Jonathan Stanton Co., Inc.(8).................................        33,333         33,333              0
Gabriel Kaplan....................................................       123,333(9)     123,333              0
Gabriel Kaplan, P/ADM City National Bank C/F Rotunda Productions,
  Inc. MPD........................................................        83,333(9)      83,333              0
Martin Katz.......................................................        16,667         16,667              0
Mildred Koenigsberg...............................................         8,333          8,333              0
Benjamin Lehrer...................................................         8,333          8,333              0

                                                                      NUMBER OF                      NUMBER OF
                                                                     SHARES OWNED    NUMBER OF     SHARES OWNED
NAME OF SELLING                                                         BEFORE      SHARES BEING       AFTER
SECURITY HOLDER(1)                                                     OFFERING      REGISTERED     OFFERING(2)
------------------------------------------------------------------  --------------  ------------  ---------------
Marc Levin........................................................        16,667         16,667              0
Lexington Ventures, Inc.(10)......................................        28,333         28,333              0
Staffan Lofgren...................................................        12,000          6,000          6,000
Fred and Barbara Martell..........................................        16,667         16,667              0
Henri Mastey......................................................        25,000         25,000              0
Jean Yves Mastey..................................................        25,000         25,000              0
Dylan McDermott...................................................         8,333          8,333              0
Dr. Brian McLean..................................................        58,190         29,095         29,095
DeLane E. Matthews................................................         8,333          8,333              0
L.A. Moore........................................................        16,667         16,667              0
Jon Peters........................................................        66,666         66,666              0
Gordon Rausser....................................................        50,000         50,000              0
Mark L. Saginor, M.D..............................................        36,667         36,667              0
Stanley Schneider.................................................         8,333          8,333              0
Stephen Schmidt...................................................        16,667         16,667              0
David G. Shell....................................................        17,976          8,988          8,988
Arnold H. Simon...................................................        66,666         66,666              0
Michael Srednick..................................................        16,667         16,667              0
Arthur Steinberg..................................................        16,667         16,667              0
James E. Upshaw...................................................        16,667         16,667              0
Henry Wilf........................................................        66,667(11)      66,667             0
A.V. Zehenni......................................................        33,333         33,333              0


------------------------

 (1) Information set forth in the table regarding the Selling Security Holders' Shares is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling Security Holders and/or available to the Company through its securities ledgers.


 (2) Assumes that each Selling Security Holder sells all of the Selling Security Holders' Shares held by such Selling Security Holder or purchasable by such Selling Security Holder upon exercise in full of his Consultant Warrant.



 (3) Cliff Friedman and spouse, principals.



 (4) As trustee.



 (5) Includes 66,666 shares issuable upon the exercise of Mr. Eagon's Consultant Warrant.



 (6) Includes 66,667 shares issuable upon the exercise of Mr. Gordon's Consultant Warrant and excludes 28,333 shares owned by Lexington Ventures, Inc. of which Mr. Gordon is the principal.



 (7) Excludes 11,250 shares issuable upon the exercise of Mr. Grayson's Warrant from the Company.



 (8) Jonathan Alexrod is the principal of the listed Selling Security Holder.



 (9) Excludes 15,000 shares issuable upon the exercise of Mr. Kaplan's Bridge Warrant.



(10) Larry R. Gordon is the principal of the listed Selling Security Holder.



(11) Shares issuable upon the exercise of Mr. Wilf's Consultant Warrant.

                              PLAN OF DISTRIBUTION

    The sale of the Selling Security Holders' Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holders' Shares, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.


    The Selling Security Holders may effect transactions in their Selling Security Holders' Shares by selling such securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' Shares as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.



    The Selling Security Holders have been advised that during the time each is engaged in a "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Security Holders who may be "affiliated purchasers" of the Company as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation M. Each Selling Security Holder must also furnish copies of this Prospectus to each broker through which the securities registered hereby are sold.



    In connection with the acquisition of the Selling Security Holders' Shares, each of the Selling Security Holders has agreed not to sell, pledge, assign or otherwise transfer any shares of Common Stock during the one-year period following the effective date of this Prospectus; provided that one Selling Security Holder has agreed to a 90 day "lock-up" with respect to 28,302 shares of Common Stock. However, any of such "lock-up" restrictions may be waived by the Representative in its sole discretion. In such event, the Representative may require any such sales to be effected through the Representative or such other broker-dealer(s) as the Representative may allow and the Representative (or such other broker-dealer) will be entitled to receive its customary compensation in connection therewith. Although the Representative does not have any plans, proposals, arrangements or understandings with any Selling Security Holders regarding the waiver of any such lock-ups, any permitted sales by the Selling Security Holders during such 12-month period could adversely affect the price of and any market for the Common Stock.


    The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN ITS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER.THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS NOT QUALIFIED TO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................
Risk Factors...................................
Use of Proceeds................................
Dividend Policy................................
Capitalization.................................
Dilution.......................................
Selected Financial Data........................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Certain Transactions...........................
Management.....................................
Principal Stockholders.........................
Selling Security Holders.......................
Description of Capital Stock...................
Shares Eligible for Future Sale................
Plan of Distribution...........................
Legal Matters..................................
Experts........................................
Additional Information.........................
Index to Financial Statements..................        F-1


             1,205,152 Shares of Common Stock and 200,000 Shares of
                           Common Stock Issuable Upon
                        Exercise of Consultant Warrants


                                  [SCOOP LOGO]

                                  SCOOP, INC.

                                ----------------

                                   PROSPECTUS
                               ------------------


                                            , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") and Bylaws include provisions which eliminate the directors' personal liability for monetary damages to the fullest extent permitted by Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of Directors to the Registrant and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the Directors remain subject to equitable remedies, such as actions for injunction or rescission, although such remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Registrant, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

    Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

    Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Registrant is required to indemnify its officers, directors, employees and agents to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that such person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, such person had no reason to believe his or her conduct was unlawful.

    In furtherance of the objectives of the Indemnification Provision, the Registrant has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Registrant's Certificate and Bylaws (the "Indemnification Agreement"). The Registrant believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Registrant, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Registrant and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Registrant.

    The provisions eliminating personal liability and affording indemnification described above are, and for some period following the consummation of this Offering will be, limited in certain respects by California law. See "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."

    The Company maintains directors' and officers' liability insurance in favor of its directors and executive officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.


Securities and Exchange Commission registration fee...............  $   5,525
NASD fees and expenses............................................      2,325
NASDAQ listing fee................................................     10,000
Representative's non-accountable expense allowance................    214,500
Accounting fees and expenses......................................    110,000
Printing and engraving expenses...................................     70,000
Transfer agent and registrar fees and expenses....................     10,000
Blue Sky fees and expenses (including counsel fees)...............     60,000
Other legal fees and legal expenses...............................    250,000
Miscellaneous expenses............................................     35,650
Total.............................................................  $ 768,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


    In October 1995, the Registrant entered into a written agreement with Stanley Berk and Associates ("SBA"), a partnership comprised of two principal stockholders of the Company, pursuant to which SBA agreed to establish a $400,000 revolving line of credit in favor of the Registrant in exchange for the

Registrant's 8% convertible promissory note (the "1995 Note"). Upon delivery of the 1995 Note, SBA loaned the Registrant the principal sum of $150,000. In June 1996, $155,000 in principal and accrued interest then due on the 1995 Note was converted into 71,760 shares of Common Stock pursuant to the terms of the 1995 Note. The 1995 Note was placed on a private basis to SBA as an "accredited investor" as defined in Securities Act Rule 501(a). The issuance of the 1995 Note and shares of Common Stock to SBA was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. In February 1997, in settlement of various disputes arising between the Registrant and Berk, the Registrant granted a warrant to one of the partners of SBA exercisable into 11,250 shares of the Registrant's common stock at an exercise price equal to 120% of the price of the Company's Common Stock in the Company's initial public offering (or $7.20 if there is no public offering by March 31, 1997). The issuance of this warrant was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.



    Effective as of November 1995, the Company redeemed all of the shares of the Company's outstanding Common Stock then owned by Mr. Michael Del Rey, a California resident and co-founder of the Company, for $100,000 pursuant to a written agreement. Pursuant to the terms of such agreement, the Company issued 64,527 shares of Common Stock to Mr. Del Rey for $100 in cash in July, 1996. The issuance of such shares of Common Stock was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(9), 3(a)(11) and 4(2) of the Securities Act.



    Between February and April 1996, the Registrant conducted a private offering of its Common Stock (the "February 1996 Private Placement"). Pursuant to the February 1996 Private Placement, the Registrant issued a total of 113,248 shares of Common Stock for total cash consideration of $225,000. The February 1996 Private Placement was made on a private basis only to an aggregate of seven persons who were "accredited investors" as defined in Securities Act Rule 501(a). The issuance of Common Stock to such seven persons was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.


    In April 1996, the Registrant conducted a private offering of its short-term 10% promissory notes (the "April 1996 Bridge Financing"). Pursuant to the April 1996 Bridge Financing, the Registrant issued $400,000 in principal amount of such notes for total cash consideration of $400,000. The April 1996 Bridge Financing was made on a private basis only to an aggregate of five persons who were "accredited investors" as defined in Securities Act Rule 501(a). The issuance of such notes to such five persons was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    In April 1996, the Registrant issued an aggregate of 34,663 shares of Common Stock as stock bonuses to an aggregate of fourteen officers and key employees of, or consultants to, the Registrant for past services rendered at a deemed issuance price equal to $2.00 per share (the "Stock Bonus Awards"). All of such fourteen persons were California residents. The issuance of Common Stock pursuant to the Stock Bonus Awards to such fourteen persons was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.


    From April 1996 through January 1997, the Company granted an aggregate of 812,500 Options at exercise prices per share ranging from $2.00 to the public offering price of the Common Stock to its directors, key employees and consultants pursuant to the Stock Incentive Plan. The issuance of such Options was exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) and Rule 701 thereof.



    During June 1996, the Registrant issued an aggregate of 20,000 shares of Common Stock to an aggregate of nine of the stockholders of the Company's former general outside legal counsel, for total cash consideration of $40,000. All of such nine persons were California residents. The issuance of Common Stock to such nine persons was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    During May and June 1996, the Registrant conducted a private offering of its equity securities (the "May 1996 Private Placement"). Pursuant to the May 1996 Private Placement, a total of four Units were sold at a price equal to $100,000 per Unit. Each Unit consisted of 40,000 shares of Common Stock and Cancelable Warrants to purchase 40,000 additional shares of Common Stock at an exercise price equal to $2.50 per share of Common Stock covered thereby. Upon the effectiveness of this Registration Statement, all of the Cancelable Warrants issued in the May 1996 Private Placement will automatically become null and void in accordance with their terms. The May 1996 Private Placement was made on a private basis only to an aggregate of five persons who were the investors in the April 1996 Bridge Financing and who were "accredited investors" as defined in Securities Act Rule 501(a). The five investors in the May 1996 Financing cancelled the principal amount of their notes issued in the Bridge Financing as consideration for the Units. The issuance of the Units in the May 1996 Private Placement to such persons was exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof and Rule 506 of Regulation D thereunder. In consideration for its services as dealer manager for the May 1996 Private Placement, the Registrant paid The Boston Group, L.P. (the "Dealer Manager") aggregate commissions and fees of $52,000. The Registrant also issued to the Dealer Manager warrants to purchase 16,000 shares of Common Stock. Such warrants have the same basic terms as the Cancelable Warrants issued in the May 1996 Private Placement except that they are not cancelable, are exercisable at a price equal to $3.30 for each share of Common Stock covered thereby and may be exercised on a cashless basis. The issuance of these warrants to the Dealer Manager was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



    During June and July 1996, the Registrant conducted a private offering of its equity securities (the "June 1996 Private Placement"). Pursuant to the June 1996 Private Placement, a total of 23 Units were sold at a cash price equal to $100,000 per Unit or an aggregate of $2,300,000. Each Unit consisted of 33,333 shares of Common Stock and Cancelable Warrants to purchase 33,333 additional shares of Common Stock at an exercise price equal to $3.00 per share of Common Stock covered thereby. Upon the effectiveness of this Registration Statement, all of the Cancelable Warrants issued in the June 1996 Private Placement will automatically become null and void in accordance with their terms. The June 1996 Private Placement was made on a private basis only to persons who were "accredited investors" as defined in Securities Act Rule 501(a). The issuance of the Units in the June 1996 Private Placement to such persons was exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof and Rule 506 of Regulation D thereunder. In consideration for its services as dealer manager for the June 1996 Private Placement, the Registrant paid the Dealer Manager aggregate commissions and fees of $299,000. The Registrant also issued to the Dealer Manager warrants to purchase 76,667 shares of Common Stock. Such warrants have the same basic terms as the Cancelable Warrants issued in the June 1996 Private Placement except that they are not cancelable, are exercisable at a price equal to $3.30 for each share of Common Stock covered thereby, may be exercised on a cashless basis. The issuance of these warrants to the Dealer Manager was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



    In July 1996, the Registrant issued the Consultant Warrants to three consultants to the Company in consideration of such consultant agreements to provide certain corporate development services to the Company. The Consultant Warrants are exercisable for a period of five years at an exercise price equal to $2.55 per share of Common Stock covered thereby. All three consultants were California residents. The issuance of the Consultant Warrants to such three consultants was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.



    In July 1996, the Registrant issued 5,000 shares of Common Stock as a stock bonus to an employee for past services rendered at a deemed issuance price equal to $2.50 per share. The employee was a California resident. The issuance of Common Stock pursuant to the stock bonus to such employee was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    In October 1996, Registrant issued a warrant to Bell & Howell in connection with entering into a license agreement with UMI. The warrant gives Bell & Howell the right to purchase 550,000 shares of Common Stock and is exercisable for a period of three years. The warrant is exercisable at the following exercise prices: 300,000 shares at $6.50 per share, 150,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share. Bell & Howell also will have the right to purchase up to an additional 200,000 shares if it exercises the warrant for the first 300,000 shares by September 1997. The issuance of the warrant to Bell & Howell was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



    In February 1997, Registrant borrowed $150,000 from a shareholder of Registrant. The loan was made at 9.75% simple interest payable together with principal on April 30, 1997. The principal amount of the loan can be increased up to $350,000 by endorsement by Registrant and the lender. As additional consideration for the loan, Registrant issued warrants to the lender exercisable into 15,000 shares of Registrant's Common Stock at $4.50 per share. In the event the lender increases the principal amount of the loan, the lender will receive 200 additional warrants for every $1,000 in additional principal amount. These warrants are not exercisable until February 1998 and expire in February 2002 if not previously exercised. Registrant has granted certain registration rights with respect to the shares of Common Stock issuable on exercise of the warrants. The lender is an "accredited investor" as defined in Securities Act Rule 501(a). The issuance of these warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



    In February 1997, Registrant established a $150,000 line of credit. As additional consideration for the line of credit, Registrant issued a warrant to the lender exercisable into 7,500 shares of Common Stock at $5.50 per share thirteen months after issuance and expiring five years after issuance. The lender will receive another 50 warrants for every $1,000 of principal drawn on the line of credit up to $120,000 and 75 warrants for every $1,000 of principal drawn above $120,000 to $150,000, up to a maximum aggregate of 15,750 shares, on the same terms as the initial 7,500 Warrants. The lender is an "accredited investor" as defined in Securities Act Rule 501(a). The issuance of these warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.


    See "Certain Transactions" for additional information concerning the Registrant's issuances of securities for the past three years.

ITEM 27. EXHIBITS.


  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement*
       3.1   Certificate of Incorporation of Scoop, Inc.*
       3.2   Bylaws of Scoop, Inc.*
       4.1   Form of Common Stock Certificate*
       4.2   Form of Representative Warrant*
       4.3   Form of Consultant Warrant*
       4.4   Warrant dated October 18, 1996 issued to Bell & Howell
       4.5   Form of Subscription Supplement and Registration Rights Agreement
       5.1   Opinion of Latham & Watkins*
      10.1   1996 Stock Incentive Plan of Scoop, Inc. dated April 23, 1996*
      10.2   [intentionally omitted]
      10.3   [intentionally omitted]
      10.4   [intentionally omitted]
      10.5   Lease Agreement between Scoop, Inc. and Village Plaza Associates, LLC dated September 9, 1996
      10.6   Agreement between the Company and UMI Company dated October 17, 1996
      10.7   Form of Indemnification Agreement*
      10.8   Consulting Agreement with Michael Baum*
      11.1   Computation of Pro Forma Net Loss Per Share
      23.1   Consent of Latham & Watkins (included in Exhibit 5.1)*
      23.2   Consent of Deloitte & Touche LLP*
      24.1   Power of Attorney+
      27.1   Financial Data Schedule


------------------------

*   To be filed by amendment


+   Previously filed


ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

       (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material additional or changed material information with respect to the plan of distribution.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Santa Ana, State of California, on February 26, 1997.


SCOOP, INC.


By:/s/ MARK A. DAVIDSON

  ------------------------------------------


   Mark A. Davidson, President



    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities described below on February 26 , 1997.



                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

/s/ KARL-MAGNUS S. KARLSSON                             Director, Chairman of the Board
-------------------------------------------
Karl-Magnus S. Karlsson

/s/ MARK A. DAVIDSON                                    President and Chief Financial Officer
-------------------------------------------
Mark A. Davidson

*                                                       Director and Vice Chairman of the Board
-------------------------------------------
Michael Baum

*                                                       Director
-------------------------------------------
K.C. Craichy

*                                                       Director
-------------------------------------------
Nils B.A. Andersson

*                                                       Director
-------------------------------------------
Michael K. Boone

/s/ JOHN P. KENSEY                                      Director
-------------------------------------------
John P. Kensey

*By: /s/ MARK A. DAVIDSON
   ---------------------------------------
   Mark A. Davidson
   Attorney-in-Fact